Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VALUECLICK, INC.,

SPIDER ACQUISITION CORP.,

WEB MARKETING HOLDINGS, INC.,

AND

J. ALEX HARTZLER
(as Stockholder Agent)

Dated as of June 10, 2005

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER

1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 1.12 1.13 1.14 1.15	The Merger
Closing
Actions at the Closing
Effect of the Merger
Certificate of Incorporation; Bylaws; Officers and Directors
Merger Consideration; Effect on Capital Stock
Dissenting Shares
Establishment of Escrow; Interest and Dividends
Surrender of Certificates; Payment of Merger Consideration
No Further Ownership Rights in Company Capital Stock
Lost, Stolen or Destroyed Certificates
Necessary Actions; Further Action
Required Deductions and Withholding; Payment of Taxes
Accounting and Tax Treatment
Fluctuations in Market Price of Parent Common Stock

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9	Organization and Qualification; Subsidiaries, Interests and Joint Ventures
Company Capital Structure
Subsidiaries
Authority
Company Financial Statements; Working Capital Calculations
No Undisclosed Liabilities
No Changes
Tax and Other Returns and Reports
Restrictions on Business Activities

2.10	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment

2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24 2.25 2.26 2.27 2.28 2.29 2.30 2.31 2.32	Intellectual Property
Agreements, Contracts and Commitments
Interested Party Transactions
Company Authorizations
Litigation
Accounts Receivable
Minute Books
Environmental Matters
Brokers’ and Finders’ Fees; Third Party Expenses
Employee Benefit Plans
Compliance with Laws
Warranties
Rule 506 Compliance
Insurance
Foreign Corrupt Practices Act
Board and Stockholder Approval
Customers and Suppliers
Export Control Laws
Banks and Brokerage Accounts
Takeover Statutes
Accuracy of Stockholder Consent Solicitations
Internal Controls

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER

SUB 3.1 3.2 3.3 3.4 3.5 3.6 3.7	Organization, Standing and Power Authority No Conflicts Investment Advisors SEC Reports; Financial Statements Parent Common Stock Litigation

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 4.2 4.3	Conduct of Business of the Company Negative Covenants No Solicitation

ARTICLE V ADDITIONAL AGREEMENTS

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13	Access to Information; Cooperation
Confidentiality
Public Disclosure
Consents
Reasonable Efforts
Notification of Certain Matters
Other Covenants
Private Placement; Blue Sky Laws
NASDAQ Listings
Form S-8
Registration Rights
Indemnification Provisions
Certain Tax Matters

ARTICLE VI CONDITIONS TO THE MERGER

6.1 6.2 6.3	Conditions to Obligations of Each Party to Effect the Merger Additional Conditions to Obligation of the Company Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 7.2	Survival of Representations and Warranties Indemnity and Escrow Arrangements

ARTICLE VIII TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1 8.2 8.3 8.4 8.5	Termination Effect of Termination Fees and Expenses Amendment Extension; Waiver

ARTICLE IX GENERAL PROVISIONS

9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8 9.9 9.10 9.11.	Notices
Interpretation
Counterparts
Entire Agreement; Assignment
Severability
Remedies; Exercise of Rights
Governing Law
Jurisdiction and Venue; Attorney’s Fees;
Specific Performance
Rules of Construction
Certain Definitions

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement

Exhibit B	Form of Written Consent

Exhibit C	Certificate of Merger

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Representation, Lockup and Release Agreement

Exhibit F	Form of Representation and Release Agreement

Exhibit G	Registration Rights Agreement

Exhibit H	Form of Company Counsel Opinion

Exhibit I	Form of Parent Counsel Opinion

Exhibit J	Form of Key Employee Agreement

Exhibit K	Form of Escrow Agreement

Exhibit L	Release of Non-Escrow Stockholders

INDEX OF SCHEDULES

Section of Company
Schedule	Description
1.6(a)	Merger Consideration Allocation

1.6(a)(1)	Estimated Third Party Expenses

1.6(b)	Option Rollover Calculation

1.6(b)(1)	Option Cancellation Price

2.1	Subsidiaries and Jurisdictions

2.2(a)	Company Capital Stock

2.2(c)	Company Options

2.2(e)	Debt

2.3	Subsidiaries

2.4	Conflicts

2.5	Company Financials

2.6	Undisclosed Liabilities

2.7	Changes

2.7(q)	Agreement to Take Actions

2.8(b)(ii)	Tax Elections

2.8(b)(iii)	Claims for Taxes

2.8(b)(viii)	Non-U.S. Taxes

2.8(b)(xv)	Tax Elections

2.9	Restrictions

2.10(a)	Real Property

2.11(b)	Company Offerings and Company Platforms

2.11(c)	Company Intellectual Property

2.11(f)	Claims

2.11(g)	Liens

2.11(h)	Pledges

2.11(j)	Transfer upon Merger

2.11(k)	Owned or Licensed Improvements

2.11(o)	Indemnities, Etc.

2.11(n)	Intellectual Property Licenses

2.11(p)	Disputes

2.11(r)	IP Assignments

2.11(s)	Effect of Transactions

2.11(t)	Intellectual Property Rights Contributors

2.11(w)	Open Source Software

2.11(x)	Documentation

2.12(a)	Material Contracts

2.12(b)	Consents

2.13	Interested Party Transactions

2.14	Company Authorizations

2.15	Litigation

2.16(a)	Accounts Receivable

2.19	Fees and Third Party Expenses

2.20(b)(i)	Company Employee Plans and Employee Agreements

2.20(b)(ii)	Employee Information

2.20(c)	Employee Plan Documents

2.20(k)	Terminated Employees

2.20(i)(i)	Change in Benefits

2.24	Insurance

2.27	Customers and Suppliers

2.29	Bank Accounts and Investments

TABLE OF DEFINED TERMS

Cross Reference
Term	in Agreement	Page

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 10, 2005 by and among ValueClick, Inc., a Delaware corporation (“Parent”), Spider Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Web Marketing Holdings, Inc., a Delaware corporation (the “Company”), and J. Alex Hartzler, an individual, solely in his capacity as Stockholder Agent (as defined in Section 7.2(h)).

RECITALS

A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B. Pursuant to the Merger, among other things, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), shall be converted into the right to receive an amount in cash only or both cash and shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”) determined pursuant to Section 1.6(a), subject to adjustment pursuant to Section 1.6(f) hereof and subject to the provisions of Section 1.8 hereof pursuant to which a portion of the Merger Consideration allocable to the holders of Company Capital Stock pursuant to the Merger will be deposited into the Escrow Fund (as defined in Section 1.8).

C. Pursuant to the Merger, all outstanding options (“Company Options”) to purchase shares of Company Common Stock at the Effective Time shall either be terminated at the Effective Time or be assumed by Parent and shall become exercisable for shares of Parent Common Stock from and after the Effective Time, as provided in Section 1.6(b) below. Company Options for the purchase of 454,470 shares of Company Common Stock as of the date hereof with an initial exercise price of $0.04 per share are deemed to be “In-the-Money Company Options” for purpose of this Agreement. All other Company Options shall be deemed to be “Out-of-the-Money Company Options” for purposes of the Agreement, subject to any different result as determined in accordance with the definition of “Common Stock Amount” herein.

D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

E. In recognition of the consideration receivable pursuant to the Agreement and in connection with the purchase of all their respective shares of Company Capital Stock pursuant to the Merger, certain individuals have agreed to enter into a non-competition agreement with Parent substantially in the form of Exhibit A attached hereto (the “Non-Competition Agreement”).

F. As a condition and an inducement to Parent to enter into this Agreement, each stockholder of the Company (each, a “Stockholder” and collectively the “Stockholders”) has executed and delivered, and each party who hereafter becomes a Stockholder will execute and deliver, irrevocable written consents in the form of Exhibit B attached hereto (each, a “Written Consent”), pursuant to which each such Stockholder has consented or will consent to the adoption and approval of the Merger and this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”) (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall continue as the corporation surviving the Merger and as a wholly-owned subsidiary of Parent. The Company as the corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91361 as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed in writing by Parent and the Company. The date the Closing actually occurs is referred to as the “Closing Date.”

1.3 Actions at the Closing. At the Closing: (a) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referenced in Section 6.3 and (c) the parties hereto shall consummate the Merger by filing the Certificate of Merger in the form of Exhibit C attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance of such Certificate of Merger by the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws; Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) the Certificate of Incorporation of the Company shall, without further action, be amended and restated as set forth in Exhibit A to the Certificate of Merger, and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law;

(b) the Bylaws of the Company shall, without further action, be amended and restated to read the same as the Bylaws of Merger Sub in effect at the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law; and

(c) the officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Corporation, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Merger Consideration; Effect on Capital Stock. The aggregate maximum consideration to be paid to the Stockholders by Parent and Merger Sub for all the outstanding shares of Company Capital Stock and rights to acquire Company Capital Stock at the Closing shall be $140,000,000 in cash and shares of Parent Common Stock minus (i) the amount of any outstanding debt of the Company and its subsidiaries (the “Debt Amount”) under that certain Revolving Credit, Term Loan and Security Agreement dated May 18, 2004 among the Company, its subsidiaries and CapitalSource Finance LLC (the “CapitalSource Debt”), (ii) Third Party Expenses of the Company in the amount set forth on the Third Party Expense Schedule, and (iii) the Option Cancellation Price (as defined in Section 1.6(c), and subject to further adjustment as provided in Section 1.6(f) (such amount, as adjusted, the “Merger Consideration”), and subject to the deposit of a portion of the Merger Consideration into the Escrow Fund as provided in Section 1.8. Of the Merger Consideration, a portion shall consist of cash (such amount, as adjusted, the “Cash Consideration”) and the remainder shall consist of shares of Parent Common Stock (the “Stock Consideration”), in the amounts and allocated among the Stockholders as set forth in the Final Schedule 1.6(a). For the purposes of determining the number of shares of Parent Common Stock included in the Stock Consideration, each share of Parent Common Stock shall be valued at $10.22, the weighted average closing price of one share of Parent Common Stock on the NASDAQ National Market over the 5 trading day period ending on the trading day before the date hereof (the “Average Price”). Attached hereto as Schedule 1.6 (a)(1) is an estimate of the Third Party Expenses. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, the following shall occur:

(a) Company Capital Stock. Each outstanding share of Company Capital Stock automatically will be converted into the right to receive an amount in cash or a combination of cash and Parent Common Stock, as set forth on Final Schedule 1.6(a). In the case of shares of Company Preferred Stock, the payment set forth on Schedule 1.6(a) represents the Preference Amount. A preliminary calculation of Schedule 1.6(a) is attached hereto. Upon confirmation of the amount of Merger Consideration payable to the Stockholders as of the Closing Date after taking into consideration all adjustments contemplated by this Section 1.6, including Section 1.6(f) and 1.6(g), Parent and the Company shall prepare and agree upon an updated Schedule 1.6(a) as of the Closing Date, which shall be subject to Parent’s reasonable approval (the “Final Schedule 1.6(a)”). Each Stockholder acknowledged in the Written Consent that each Stockholder may be receiving a different combination of cash and shares of Parent Common Stock in the Merger, and each Stockholder thereby acknowledged and agreed to the allocations set forth on Schedule 1.6(a).

(b) Company Options. Each In-the-Money Company Option outstanding at the Effective Time shall be terminated by the Company as of the Effective Time in exchange for payment by the Company of such In-the-Money Company Option’s pro rata share of the Option Cancellation Price, as set forth on Schedule 1.6(a). Parent and the Company agree to treat the payment for tax purposes as not allocable to the portion of the day after the Effective Time. Each Out-of-the-Money Company Option outstanding at the Effective Time shall be deemed assumed by Parent, and from and after the Effective Time, (i) each outstanding Out-of-the Money Company Option shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Out-of-the Money Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to such assumed Out-of-the Money Company Options at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to the Out-of-the Money Company Option prior to the Effective Time divided by (B) the Option Exchange Ratio. Other than as provided above and except as provided in the relevant Company Option agreement, each assumed Out-of-the Money Company Option shall be subject to the same vesting schedule and other terms and conditions for such Company Option as in effect immediately prior to the Effective Time. A calculation of the number of shares of Parent Common Stock and revised exercise price applicable to the Out-of-the-Money Company Options as of the Effective Time shall be provided on Schedule 1.6(b) as of the Closing Date (which Schedule 1.6(b) shall be subject to Parent’s reasonable approval).

For purposes hereof:

(A) “Common Stock Amount” means (x) the Merger Consideration minus the Preference Amount divided by (y) the number of shares of Company Common Stock issued and outstanding as of the Effective Time, including the number of shares of Company Common Stock represented by the Conversion Amount of the Company Preferred Stock, as such term is defined in the Company’s Certificate of Incorporation immediately prior to the Effective Time (such number, the “Common Participation Amount” and, together with the Company Common Stock, the “Common Equity”). Notwithstanding the foregoing, if upon the delivery of the Final Working Capital Calculation, the Company Options deemed to be “Out-of-the-Money Company Options” are not out-of-the-money based on the per share value of the consideration to be received by holders of Common Equity in the Merger, then the Common Stock Amount will be recalculated such that a number of such Company Options are included in the Common Equity determined using the treasury stock method;

(B) “Option Exchange Ratio” means the quotient obtained by dividing the Common Stock Amount plus $7 million by the Average Price.

(C) “Preference Amount” means the amount of Merger Consideration payable with respect to the Liquidation Value of the shares of Company Preferred Stock (as such term is defined in the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time, and including accrued but unpaid dividends) outstanding as of the Effective Time (valuing the Stock Consideration at the Average Price), as specified on Schedule 1.6(a).

(D) “Option Cancellation Price” means (prior to reduction for tax withholding) the aggregate price to be paid, including employer payroll tax, to cause the termination in accordance with the Initial Pool Plan of all In-the-Money Company Options outstanding immediately prior to the Effective Time, as determined by the Board of Directors of the Company acting in good faith, subject to Parent’s approval of the price as so determined. A calculation of the Option Cancellation Price is attached hereto as Schedule 1.6(b)(1) (which Schedule 1.6(b)(1) shall be updated as of the Effective Time in accordance with this Section 1.6, and subject to Parent’s reasonable approval.

(c) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Parent Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Parent shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, as soon as practicable after the Effective Date (and in the same manner required for delivery of cash and certificates of Parent Common Stock provided in Section 1.9), an amount in cash equal to such fraction multiplied by the Average Price.

(d) Merger Sub Stock. Each share of common stock of Merger Sub outstanding as of the Effective Time automatically shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, each stock certificate formerly representing shares of common stock of Merger Sub shall be deemed to represent an equivalent number of shares of common stock of the Surviving Corporation.

(e) Adjustments for Subsequent Changes.

(i) The amount of cash payable with respect to the Company Capital Stock pursuant to Section 1.6 shall be equitably and appropriately adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Company Capital Stock which occurs after the date hereof and prior to the Effective Time.

(ii) If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock to be delivered as the Stock Consideration shall be appropriately adjusted so that each holder of Certificates shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.

(f) Adjustment to Purchase Price. The amount of Merger Consideration paid to the Stockholders shall be subject to (i) downward adjustment, on a dollar for dollar basis, to the extent that Working Capital is less than $2,400,000 as of the Closing Date or (ii) upward adjustment, on a dollar for dollar basis, to the extent that Working Capital is more than $2,400,000 as of the Closing Date. For purposes of this Agreement, “Working Capital” is defined as (i) total current assets (as defined under United States generally accepted accounting principles (“GAAP”)) of the Company and its subsidiaries on a combined basis, less (ii) the sum of (A) total liabilities (as defined under GAAP) of the Company and its subsidiaries on a combined basis (other than the CapitalSource Debt and the Option Cancellation Price deducted from the Merger Consideration as provided in this Section 1.6 and other than the line item entitled Dividend Payable on the Working Capital Calculation, which is included in the Preference Amount) not paid by the Company prior to the Effective Time, (B) all fees, costs and expenses incurred by the Company, including Third Party Expenses, legal fees, financial advisor fees (including of the type described in Section 2.19), employee bonuses and severance benefits (including related payroll taxes) incurred in connection with the negotiation of this Agreement or resulting from the Merger not paid by the Company prior to the Effective Time and not deducted from the Merger Consideration as provided in this Section 1.6, (C) all anticipated costs of the Audit (as defined in Section 5.1(a)) not paid by the Company prior to the Effective Time and (D) all of the fees, costs and expenses associated with preparing and filing any Tax Returns (as defined in Section 2.8) not timely filed prior to the Effective Time, and all unpaid Pre-Closing Taxes (including, in each case, accountant’s and attorney’s fees and the amount of any required payments for Pre-Closing Taxes, any penalties and additions to tax, and any interest thereon), but only to the extent such amounts described in this clause (D) exceed the amount reserved for Pre-Closing Taxes set forth on the Closing Date Working Capital Calculation and included in the liabilities of the Company under clause (A) above. For the avoidance of doubt, no particular liability or cost shall be counted more than once when determining the amount to subtract pursuant to clause (ii) above. To facilitate and expedite the calculation of any necessary adjustments to the Merger Consideration, the Company has prepared and delivered on the date hereof a calculation of the amount of Working Capital as of the date hereof (the “Preliminary Working Capital Calculation”) certified by the Company’s Chief Financial Officer as true and correct, and, immediately prior to the Closing, the Company shall provide a similarly certified update of such calculation as of the Closing Date (the “Closing Date Working Capital Calculation”). To the extent that Working Capital as reflected in the Closing Date Working Capital Calculation is less than $2,400,000, the Merger Consideration payable to the Stockholders pursuant to Section 1.6 shall be reduced on a dollar for dollar basis by such shortfall and the amount of Merger Consideration payable to each Stockholder upon conversion of such Stockholder’s Company Common Stock as set forth on Schedule 1.6(a) shall be reduced in proportion to the percentage that the Merger Consideration otherwise payable to such Stockholder on account of such Stockholder’s shares of Company Common Stock (including the Preferred Participation Amount), as specified on Schedule 1.6(a), bears to the aggregate Merger Consideration payable to all Stockholders on account of all Stockholders’ Common Equity. Conversely, to the extent that Working Capital as reflected in the Closing Date Working Capital Calculation is more than $2,400,000, the Merger Consideration payable to the Stockholders pursuant to Section 1.6 shall be increased on a dollar-for-dollar basis by such excess and the amount of Merger Consideration payable to each Stockholder upon conversion of such Stockholder’s Company Common Stock (including the Preferred Participation Amount) as set forth on Schedule 1.6(a) shall be increased in proportion to the percentage that the Merger Consideration otherwise payable to such Stockholder on account of such Stockholder’s shares of Company Common Stock, as specified on Schedule 1.6(a), bears to the aggregate Merger Consideration payable to all Stockholders on account of all Stockholder’s Common Equity.

(g) In the event that Parent reasonably determines that Section 2.2(a) or Section 2.2(c) of the Company Schedule as delivered to Parent as of the date hereof is untrue or incorrect in any respect, or that the Out-of-the-Money Options are not out-of-the-money, as described in the definition of Common Stock Amount: (i) prior to the time any payment of Merger Consideration or Option Cancellation Price is made to any Stockholder or holder of Company Options, then the amounts payable to each Stockholder upon conversion of such Stockholder’s Company Capital Stock as set forth on Schedule 1.6(a), the amount of the Option Cancellation Price payable to holders of In-the-Money Company Options and the Option Exchange Ratio shall be adjusted by Parent to account for the difference in the number of outstanding shares of Capital Stock or outstanding Company Stock Options (in proportion to the Proportionate Interests) so that (x) the aggregate Merger Consideration payable to the holders of Preferred Stock and Common Equity does not exceed the amount of $140,000,000, less the Debt Amount, the Option Cancellation Price and the Third Party Expenses listed on the Third Party Expense Schedule and taking into account any adjustment made pursuant to Section 1.6(f), preserving to the extent possible the proportions of cash and shares of Parent Common Stock payable to each such Stockholder and (y) the amount payable on account of In-the-Money Company Options does not exceed the Option Cancellation Price; or (ii) after the time any payment is of Merger Consideration is made to any Stockholder or holder of Company Options, Parent shall be entitled to make a claim pursuant to and in accordance with Article VII.

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has properly exercised and perfected appraisal rights for such shares in accordance with the DGCL and who has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are expressly specified in Section 262 of the DGCL. Nothing in this Section 1.7 shall be deemed to affect Parent’s right to terminate this Agreement pursuant to Section 8.1 or to close the Merger and seek recovery of any Losses (as provided in Article VII) if any Stockholder at any time retains or asserts appraisal rights or fails to deliver, or subsequently withdraws or revokes, a Written Consent to the Merger.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose such holder’s appraisal rights (by failing to properly perfect the same or otherwise), then, as of the occurrence of such event, such holder’s shares of Company Capital Stock automatically shall be converted into and represent the right to receive only its share of the Merger Consideration as provided in Section 1.6, in each case without interest thereon, upon surrender of the Certificates representing such shares.

(c) The Company shall give Parent and the Stockholder Agent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover from the Escrow Fund (as defined below), pursuant to the claim for Losses provisions of Article VII hereof, the aggregate amounts by which any such Dissenting Shares payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares.

1.8 Establishment of Escrow; Interest and Dividends. At the Effective Time, on behalf of the Stockholders identified as participating in the Escrow Fund on Schedule 1.6 (the “Escrow Stockholders”), Parent shall deposit into a general escrow account established pursuant to Article VII below (the “Escrow Fund”) $4,556,758 of the Merger Consideration (such amount, as increased and decreased by deposits (including interest and dividends) and withdrawals pursuant to this Agreement from time to time, the “Escrow Amount”). The Escrow Amount shall be maintained in a separate account and disbursed as provided in Article VII. The portion of the Escrow Amount deposited on behalf of each Escrow Stockholder shall be in proportion to the percentage that the Merger Consideration otherwise payable to such Stockholder on account of such Escrow Stockholder’s shares of Company Common Stock, including the Common Participation Amount on account of such Escrow Stockholder’s shares of Company Preferred Stock, as specified on Final Schedule 1.6(a), bears to the aggregate Merger Consideration payable to all Escrow Stockholders on account of their Common Equity (such percentage interests, the “Proportionate Interests”) and, with respect to those Escrow Stockholders entitled to receive both cash and shares of Parent Common Stock, both cash and shares of Parent Common Stock will be withheld in proportion to the amount of cash and shares of Parent Common Stock otherwise payable to such Escrow Stockholder. For all purposes of the Escrow Fund, each share of Parent Common Stock shall be valued at the Average Price.

1.9 Surrender of Certificates; Payment of Merger Consideration.

(a) Merger Consideration. On the Closing Date, Parent shall have available, in immediately available funds and shares of Parent Common Stock reserved for issuance, the amount of the Merger Consideration less the Escrow Amount (less any amounts otherwise payable with respect to any Dissenting Shares) for payment to the Stockholders entitled thereto as provided below. In addition, at the Effective Time, Parent shall separately deposit the Escrow Amount into the Escrow Fund on behalf of the Escrow Stockholders otherwise entitled thereto, as provided in Section 1.8. In addition, in a special payroll distribution by the Surviving Corporation promptly after the Effective Time, the Surviving Corporation shall administer the payment to the holders of In-the-Money Company Options of their pro rata portion of the Option Cancellation Price as set forth on Final Schedule 1.6(a).

(b) Exchange Procedures. At or after the Closing, each holder of record of outstanding Company Capital Stock (the instruments representing the same, “Certificates”) shall deliver to Parent (i) a properly completed and validly executed letter of transmittal in the form attached hereto as Exhibit D and (ii) the Certificates representing all shares of Company Capital Stock held by such Stockholder, duly endorsed in blank. Upon surrender of a Certificate to Parent, together with a duly completed and validly executed letter of transmittal, the surrendering Stockholder shall be paid by Parent, as promptly as practicable after the Effective Time and the date of proper surrender and cancellation of a Certificate, the amount of Merger Consideration to which such Stockholder is entitled as determined pursuant to Section 1.6 (less amounts deposited in the Escrow Fund on behalf of an Escrow Stockholder pursuant to Section 1.8 and subject to Article VII). From and after the Effective Time, until properly surrendered and cancelled, each outstanding Certificate will be deemed to evidence only the right to receive the portion of the Merger Consideration payable in respect of each such share pursuant to the Merger as set forth on Final Schedule 1.6(a) (subject to Section 1.8 and Article VII). As provided in the letter of transmittal, by executing and delivering the same, each Stockholder will (A) acknowledge and agree to perform the obligations attributed to such Stockholder hereunder, (B) for each Escrow Stockholder, acknowledge and agree to the indemnification and other obligations set forth in Article VII and Parent’s and its affiliate’s right to recover any Losses out of the Escrow Fund and (C) for each Escrow Stockholder, approve and confirm the appointment of the Stockholder Agent.

(c) Transfers of Ownership. If any Merger Consideration is to be paid or allocated to a person other than the holder in whose name the Certificate surrendered is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered must be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence compliance with any applicable securities laws and that any applicable stock transfer taxes have been paid.

(d) No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub or the Surviving Corporation shall be liable to any Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 No Further Ownership Rights in Company Common Stock. The Merger Consideration issued pursuant to the Merger or deposited into the Escrow Fund shall be deemed to have been issued in full payment and satisfaction of all rights or obligations pertaining thereto. There shall be no further registration of transfers on the records of the Surviving Corporation of any shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for any reason after the Effective Time, such Certificates immediately shall be canceled and exchanged as provided in this Article I (subject to Sections 1.8 and Article VII).

1.11 Lost, Stolen or Destroyed Certificates. If any Certificates have been lost, stolen or destroyed, Parent shall pay such amount (less any amounts deposited into the Escrow Fund on behalf of the holder) as otherwise would be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the purported owner of any such lost, stolen or destroyed Certificates to deliver a bond (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 Necessary Actions; Further Action. If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub in the Surviving Corporation or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Surviving Corporation or otherwise to take, and the Surviving Corporation shall reasonably cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.

1.13 Required Deductions and Withholding; Payment of Taxes. The Company, Parent, the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Stockholder such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), under any provision of state, local or foreign tax law or pursuant to any other applicable legal requirement. To the extent such amounts are so deducted or withheld and remitted, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding.

1.14. Accounting and Tax Treatment. The Merger is intended to constitute a purchase of the Company for purposes of GAAP, and as a taxable purchase of the Company Capital Stock for federal and applicable state income tax purposes.

1.15 Fluctuations in Market Price of Parent Common Stock. Parent, the Company and the Stockholders acknowledge that the market price of the Parent Common Stock may fluctuate significantly. The potential risk of increases or decreases in the price of Parent Common Stock has been taken into account in connection with the negotiation of the amount of cash and Parent Common Stock to which certain Stockholders will be entitled in the Merger and the conditions on which they will become so entitled.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date as follows, subject only to those exceptions in the disclosure letter dated the date hereof supplied by Company to Parent relating to specific sections, subsections and clauses of the following representations and warranties (the “Company Schedule”).

2.1 Organization and Qualification; Subsidiaries, Interests and Joint Ventures. For purposes of this Article II, unless otherwise specified, all references to the Company in this Article II also include its direct and indirect subsidiaries. The Company and each of its subsidiaries (each of which is set forth in Section 2.1 of the Company Schedule) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business as a foreign corporation. The Company has made available to Parent true and correct copies of the Certificate of Incorporation and Bylaws or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational and governing documents. Other than its subsidiaries listed in Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity or similar interest and is not a participant in, any corporation, partnership, joint venture or other business association or entity.

2.2 Company Capital Structure.

(a) Authorized and Outstanding Capital Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 12,631,172 shares are issued and outstanding as of the date hereof (not including the Common Participation Amount) and 1,381,258 shares are reserved for issuance upon conversion of shares of Company Preferred Stock in the event of a Qualified Public Offering (as defined in the Company’s Certificate of Incorporation), and (ii) 100,000 shares of Company Preferred Stock, of which 54,697.8 shares are issued and outstanding as of the date hereof, and which also represent the Common Participation Amount. Other than the shares of Company Common Stock and Company Preferred Stock as set forth above, and other than the shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options as described in Section 2.2(c) below and reserved for the Conversion Amount, the Company has no other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding or reserved for issuance, and other than the Company Common Stock and Company Preferred Stock described, above, the Company has no other class or series of capital stock or other equity or voting securities authorized. Section 2.2(a) of the Company Schedule lists each Stockholder, including the number of shares held by each such holder and the state or jurisdiction or residence of the holder as listed in the Company’s records.

(b) Status of Outstanding Capital Stock. All outstanding shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with Rule 506 under the Securities Act. All outstanding shares of the capital stock of the Company were issued free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and none of such securities are subject to preemptive rights or rights of first refusal or similar rights. The Company and its subsidiaries are not, and, to the Company’s knowledge, none of the Stockholders is a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby. Neither the Company nor any subsidiary is a party to any arrangement, agreement or instrument pursuant to which the Company or such subsidiary may elect to satisfy its obligations by issuing capital stock or other securities (or rights to acquire the same).

(c) Company Options. Section 2.2(c) of the Company Schedule sets forth a list of all outstanding Company Options, including the names and positions of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which the Company Options were granted, whether such Company Options are incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or options that are not ISOs, and the vesting schedule of such Company Options (including the number of shares vested and unvested to date and a description of all circumstances in which the vesting schedule can or will be accelerated). All Company Options have been issued to employees and consultants pursuant to the Company’s 2004 Initial Pool Incentive Option Plan (the “Initial Pool Plan”) or the 2004 Continuing Pool Stock Incentive Plan, as amended (the “Continuing Pool Plan” and, together with the Initial Pool Plan, the “Company Plans”). The Company Plans are the only stock option, stock incentive or similar plans of the Company since inception. As of the date hereof, the total number of shares of Company Common Stock authorized for issuance pursuant to Company Options granted pursuant to the Company Plans is 1,726,573, of which Company Options to purchase 1,231,042 shares of Company Common Stock currently are issued and outstanding. All Company Options issued pursuant to the Company Plans (and all shares of Company Common Stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the Company Plans and the requirements of applicable federal and state securities laws. The Company has made available to Parent true and correct copies of the Company Plans and all agreements and arrangements related to or issued under the Company Plans, in each case as amended to date and in effect. There are no currently pending or contemplated amendments, modifications or supplements to either Company Plan or any such agreements or arrangements. The treatment of the Company Options in the Merger pursuant to Section 1.6 is permitted under and in accordance with the terms of the Company Plans.

(d) No Other Derivative Securities or Rights. Except for the Company Options and Company Preferred Stock and pursuant to the Stockholders Agreement, there are no oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or any subsidiary is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of the Company’s capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.

(e) No Outstanding Debt Securities. Except as set forth in Section 2.2(e) of the Company Schedule, the Company and its subsidiaries have no authorized or issued debt securities or other instruments of indebtedness outstanding.

2.3 Subsidiaries. The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares (a) have been duly authorized, validly issued, fully paid and nonassessable and (b) except as set forth in Section 2.3 of the Company Schedule, are owned by the Company free and clear of all Liens other than Permitted Liens, and none of such securities are subject to preemptive rights or rights of first refusal or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, or agreements (other than this Agreement) of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.

2.4 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other agreements or instruments attached as Exhibits hereto or delivered pursuant to this Agreement to which the Company is or will be a party (all such agreements or instruments, collectively, the “Ancillary Agreements”), to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Stockholders pursuant to the Written Consents. The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the observance and performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company, and no further or other action of the Company or its Board of Directors or stockholders is required with respect to the foregoing. This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraud, reorganization, moratorium and other similar laws relating to or affecting creditors generally and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies (the “Equitable Exceptions”).

(b) The only votes required for the Company’s stockholders to duly approve the Merger and this Agreement under the applicable provisions of the DGCL and the Company Certificate of Incorporation and Company Bylaws is the affirmative vote of the holders of more than 50% of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together on an as converted basis. Other than the Stockholders Agreement, the Company’s Certificate of Incorporation and the Company’s Bylaws, the Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Written Consents executed and delivered by the Stockholders prior to the date hereof and any Written Consents which hereafter will be executed and delivered as required hereby), giving of written consents, dividend rights or restrictions on transfer of any Company or subsidiary voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement.

(c) Except as set forth on Section 2.4 of the Company Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), require consent of any third party under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under:

(i) any provision of the Certificate of Incorporation or Bylaws of the Company; or

(ii) any mortgage, indenture, lease, Contract or instrument (in each case, subject to the Company obtaining all Requisite Consents (as defined in Section 2.12) relating to such agreements and instruments), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its subsidiaries or any of their properties or assets, or by which the Company or any subsidiary is a party; or

(d) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), other merger notification laws or regulations of foreign Governmental Entities, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.5 Company Financial Statements; Working Capital Calculations. Section 2.5 of the Company Schedule sets forth the (i) audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004 and the audited consolidated income statements for each of the years in the three-year period then ended for each of the Company and its subsidiaries and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2005 (the “Company Balance Sheet”) and the schedules thereto and the related unaudited consolidated income statement for the period then ended (collectively, the “Company Financials”). The Company Financials (a) have been prepared from the books and records of the person to which they relate, and (b) have been prepared in accordance with GAAP consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto. The Company Financials present fairly in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein (subject to normal year-end adjustments with respect to interim financial statements and except that unaudited financial statements do not contain all required footnotes).

2.6 No Undisclosed Liabilities. The Company and its subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $20,000 individually or $80,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) that are not clearly disclosed on the Company Balance Sheet or disclosed, in reasonable detail, on the face of the Company Financials or otherwise clearly disclosed in Section 2.6 of the Company Schedule, other than (i) executory Contract obligations pursuant to Contracts disclosed in Section 2.11(n) or 2.12(a) of the Company Schedule or (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, consistent with past practice and that are not material, individually or in the aggregate.

2.7 No Changes. Except as set forth in Section 2.7 of the Company Schedule, since the date of the Company Balance Sheet, the Company (including its subsidiaries) has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

(b) any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company, including any Company Intellectual Property;

(c) any capital expenditure or commitment by the Company, in excess of $20,000 individually or $100,000 in the aggregate, except as set forth in the 2005 Budget provided to Parent prior to the date hereof;

(d) any material destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) of the Company;

(e) any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f) any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities;

(g) any amendment or change to the Certificate of Incorporation, Bylaws or other organizational or governing documents of the Company;

(h) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person, other than bonuses paid to persons who are not Key Employees in the ordinary course of business consistent with past practice;

(i) any change in an election or accounting method with respect Taxes (as defined in Section 2.8 below) or settlement or compromise of any material Tax liability;

(j) any loan by the Company to any person or entity (other than the advancement or reimbursement of business expenses to employees in the ordinary course of business consistent with past practice), or the incurrence by the Company of any indebtedness, other than borrowings pursuant to the CapitalSource Debt, the guarantee by Company of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(k) any waiver or release of any material right or claim of or in favor of the Company, including any write-off of or other credit with respect to any account receivable with a value in excess of $20,000 of, or debt owed to, the Company;

(l) any issuance or sale by the Company of any shares of capital stock or any other securities (other than the issuance of Company Common Stock upon the exercise of Company Options); or

(m) any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement), other than as described in Section 2.7(q) of the Company Schedule.

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and its subsidiaries, taken as a whole, except any such event, change, effect, occurrence or state of facts resulting primarily from (i) the effect of the announcement or pendency of the Merger on orders or purchases by, provision of materials by, or other actions of, existing or prospective customers or suppliers of the Company or any subsidiary, (ii) general economic conditions affecting the industry in which the Company and its subsidiaries operate or the U.S economy as a whole that do not disproportionately affect the Company and its subsidiaries compared to other persons operating in the same industry or (iii) actions taken, delayed or omitted to be taken by the Company and its subsidiaries at the written request of Parent after the date hereof.

2.8 Tax and Other Returns and Reports.

(a) Definitions. For purposes of this Agreement:

(i) “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii) “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b) (i) The Company and its subsidiaries have timely filed all Tax Returns they are required to have filed. All Tax Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects, and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). To the extent the Company did not file a Tax Return in any jurisdiction or for any specific period, the Company did so because it had no liability for Taxes for which a Tax Return was required in that jurisdiction or for that time period, as the case may be. The Company and its subsidiaries have complied in all material respect with all Applicable Law pertaining to Taxes. Neither the Company nor any of its subsidiaries has engaged in, or is a party to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been reported in accordance with Treasury Regulation Section 1.6011-4.

(ii) The Company and its subsidiaries timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Balance Sheet in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date thereof, except for such Taxes that, individually or in the aggregate, are not material. The Company and its subsidiaries have no material liability for Taxes, other than Taxes reflected on the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its subsidiaries.

(iii) No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has knowledge that any such action or proceeding is being contemplated. Section 2.8(b)(iii) of the Company Schedule sets forth all material claims for Taxes that have been asserted against the Company or any of its subsidiaries since the inception of the Company and all other claims relating to Taxes that have been asserted against the Company or any of its subsidiaries with respect to any period commencing on or after January 1, 2001. Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(iv) Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(v) Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the neither the Company nor any of its subsidiaries has received notice that the Internal Revenue Service or other Governmental Entity has proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries. The Company and its subsidiaries use the accrual method of accounting for federal income tax purposes. Neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

(vii) None of the assets of the Company or any of its subsidiaries (A) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(viii) Section 2.8(b)(viii) of the Company Schedule sets forth, with respect to the Company and each of its subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity.

(ix) Neither the Company nor any subsidiary of the Company is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. No power of attorney or similar grant of authority is in place with respect to the Company or any of its subsidiaries.

(x) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xi) Neither the Company nor any of its subsidiaries has in effect an election under former Section 341(f) of the Code.

(xii) There are no Liens for Taxes on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.

(xiii) Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xiv) Each Company Option identified as an ISO in Section 2.2(c) of the Company Schedule or otherwise purporting to be an ISO has at all times since the issuance of such Company Option qualified as an “incentive stock option” as such term is defined in Section 422 of the Code, and immediately prior to the Effective Time will be held by a person whose exercise of such Company Option would be governed by Section 421(a) of the Code (determined without regard to Section 422(a)(1) of the Code). As of the time of its grant, the exercise price of each Company Option was not less than the fair market value of the Company Capital Stock, and there has been no modification made to the terms of any Company Option since the date of its issuance. All Company Common Stock is either transferable or not subject to a substantial risk of forfeiture within the meaning of Section 83(a)(1) of the Code.

(xv) None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract that is as a partnership for federal income tax purposes. Section 2.8(b)(xv) of the Company Schedule sets forth all elections pursuant to Treasury Regulation § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest.

(xvi) Neither the Company nor any subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code.

(c) For purposes of this Section 2.8, references to the Company shall include references to any predecessors of the Company (including Web Clients, Inc., a Pennsylvania corporation) to the extent an inaccuracy or breach of a representation as applied to such predecessor could result in a liability of the Company or any of its subsidiaries.

2.9 Restrictions on Business Activities. Except as set forth in Section 2.9 of the Company Schedule, there is no Contract and there is no judgment, injunction, order or decree of any Governmental Entity (an “Order”) to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice or activities of the Company or any subsidiary (or the Surviving Corporation or any such subsidiary immediately after the Merger), any lease, license or acquisition of any assets or property (tangible or intangible) by the Company or any subsidiary (or the Surviving Corporation or any such subsidiary after the Merger) or the conduct of the business as currently conducted and as currently proposed to be conducted by the Company or any subsidiary (the “Business”) or the Surviving Corporation or any such subsidiary immediately after the Merger.

2.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company owns no real property, nor has it ever owned any real property since inception. Section 2.10(a) of the Company Schedule sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, and, with respect to any current lease, the 2005 aggregate annual rental and/or other fees payable under any such lease. All such current real property leases are in full force and effect in accordance with their respective terms and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) by the Company thereunder, or to the knowledge of the Company, any other party thereunder, and will not be subject to termination, cancellation or acceleration of any obligation or loss of benefit thereunder as a result of the Merger. No subsidiary has owned or leased any real property since inception.

(b) The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in the Business. All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Permitted Liens and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All such leased assets and properties are free and clear of any Liens other than Permitted Liens or Liens which would materially interfere with, restrict or prohibit the valid use of such leased assets or properties by the Company or its subsidiaries in accordance with the leases related thereto and for the purposes for which the Company initially leased, and currently uses such leased assets and properties. . None of such leases will be subject to termination, cancellation or acceleration of any obligation or loss of benefit thereunder as a result of the Merger.

(c) All equipment (the “Equipment”) owned or leased by the Company and its subsidiaries, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted, (ii) in all material respects, is regularly and properly maintained in accordance with the manufacturer’s recommendations and any lessor’s guidelines, (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment.

2.11 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

(i) “Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith: (A) all United States and foreign issued patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, published or unpublished, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (F) all trade names, logos, symbols, registered and common law trademarks and service marks, intent-to-use applications and other applications therefore, and all goodwill associated therewith throughout the world (“Trademarks”); (G) moral rights, publicity rights, mask works and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company and its subsidiaries or which the Company or any such subsidiary has the right to use pursuant to written license, sublicense, agreement or permission, that are used by the Company or such subsidiaries or useful in, related to, or arise out of the operation or conduct of the business of the Company and its subsidiaries as currently conducted and currently proposed to be operated or conducted (including by the Surviving Corporation after the Merger).

(b) Section 2.11(b) of the Company Schedule contains a complete and accurate list of all products, service offerings, technical data or technology designed, provided or sold by the Company and its subsidiaries that have been sold or distributed since incorporation or which the Company or its subsidiaries currently intend to sell, license or distribute in the future, including any products or service offerings under development (collectively, “Company Offerings”). Section 2.11(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all technology platforms designed or used by the Company in its business since inception or which the Company or its subsidiaries currently intend to design or use in their business in the future (collectively, the “Company Platforms”).

(c) Section 2.11(c) of the Company Schedule lists: (i) all Company Intellectual Property, identifying for each, if applicable, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property; and (iii) any actions that must be taken by the Company or any subsidiary in the next one hundred eighty (180) days or by the Surviving Corporation as the successor to (or assignee of) the Company within the one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(d) The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.

(e) All Company Intellectual Property is fully transferable, assignable or licensable, as applicable, without condition or restriction and without payment of any kind to any third party.

(f) Except as set forth in Section 2.11(f) of the Company Schedule, neither the Company nor any subsidiary has received any notice or claim, whether written or oral, challenging or questioning the ownership of any Company Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Company’s knowledge, is there a reasonable basis for any such claim. Neither the Company’s or any subsidiary’s use of the Company Intellectual Property (including the Company Platforms) nor the sale of the Company Offerings infringes upon the intellectual property or other rights of others.

(g) Except as set forth in Section 2.11(g) of the Company Schedule, all Intellectual Property Rights owned by the Company and any subsidiary are owned free and clear of all Liens other than Permitted Liens.

(h) Neither the Company nor any subsidiary has pledged or granted any license or other right in or to any Company Intellectual Property to any third party.

(i) All Intellectual Property Rights embodied in the Company Platforms and Company Offerings were created solely by either: (i) employees of the Company acting within the scope of their employment (all of whom have assigned all rights, title and interest in and to such Intellectual Property Rights to the Company); or (ii) by third parties who have assigned all right, title and interest in and to such Intellectual Property Rights to the Company.

(j) The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s and its subsidiaries’ businesses as currently conducted and as currently proposed to be conducted, including the design, development or use of any and all Company Platforms. Except as set forth in Section 2.11(j) of the Company Schedule, without limiting the generality of the foregoing, the Company has the right to freely transfer or assign such Intellectual Property Rights to the Surviving Corporation, if necessary or desirable, the Company has the right to use pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, or use of the Company Platforms, and such rights will not be subject to termination, cancellation or modification as a result of the Merger.

(k) Section 2.11(k) of the Company Schedule contains a list of all improvements made by the Company and any subsidiary with respect to any owned or licensed Intellectual Property Rights. No person who has licensed any Intellectual Property Rights to the Company or any subsidiary has ownership, license or other rights to improvements made by the Company with respect to such Intellectual Property Rights. The Company is entitled to freely use and exploit any and all such improvements, and such rights will not be subject to termination, cancellation or modification as a result of the Merger.

(l) Neither the Company nor any subsidiary has received any written notice or claim, or to the knowledge of the Company, any oral notice or claim, from any third party claiming that the operation of the business of Company as currently conducted or currently proposed to be conducted (including by the Surviving Corporation after the Merger) or that any Company Offering or Company Platform infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party, nor is there a reasonable basis for any such claim of infringement.

(m) No Company Intellectual Property (including the Company Platforms) or Company Offering has been or is subject to any actual or threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding Order, settlement agreement or stipulation that restricts in any manner the Company’s (or the Surviving Corporation’s) use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no Order, agreement, stipulation, arbitral award or other provision which obligates the Company or any subsidiary (or will obligate the Surviving Corporation) to grant licenses or ownership interest in any future Intellectual Property Right related to the operation or conduct of the business of the Company (or the Surviving Corporation after the Merger) or the use of the Company Platforms.

(n) Section 2.11(n) of the Company Schedule lists all Contracts to which the Company or any subsidiary is a party with respect to any Intellectual Property Rights (including any Company Intellectual Property) other than (i) office automation software used generally in the Company’s or any of its subsidiaries’ operations and other software that is not used in connection with the design, development or use of the Company Platforms and is commercially available on reasonable terms to any person for a license fee of no more than $20,000 or (ii) non-exclusive licenses with customers that have purchased or licensed Company Offerings for which the total payments to the Company and its subsidiaries under such agreement did not exceed $20,000. Section 2.11(n) of the Company Schedule specifically indicates which Contracts represent or include outbound licenses of Company Intellectual Property in source code format. The Company and its subsidiaries are not in breach of, nor have they failed to perform under, any of the foregoing Contracts and, to the Company’s knowledge, no third party to any such Contract is in breach thereof or has failed to perform thereunder.

(o) Except as set forth in Section 2.11(o) of the Company Schedule, there are no contracts, licenses or agreements between the Company or any subsidiary, on the one hand, and any third party, on the other hand, wherein or whereby the Company or any subsidiary has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party with respect to any Company Intellectual Property or other Intellectual Property Rights.

(p) Except as set forth in Section 2.11(p) of the Company Schedule, there is no outstanding or threatened dispute or disagreement of which the Company has knowledge with respect to any contract, license or agreement between the Company and any third party related to the Company Intellectual Property.

(q) To the knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property. No such claims have been threatened, asserted or brought against any third party by the Company or any subsidiary.

(r) The Company has taken all necessary steps as determined by the Company in the exercise of commercially reasonable business judgment to protect: (i) the Company’s and its subsidiaries’ rights in all Company Intellectual Property; and (ii) all Intellectual Property Rights of others as to which the Company or its subsidiaries has an express or implied obligation or duty to protect the same. Without limiting the generality of the foregoing, the Company and each subsidiary has, and enforces, a policy requiring each employee, consultant and independent contractor to execute written proprietary information, confidentiality and assignment of invention and copyright agreements, that: (A) assign to the Company all right, title and interest in and to any Intellectual Property Rights relating to the Company’s business that are developed by the employee, consultant or contractor, as applicable, in the course of his, her or its activities for the Company or are developed during working hours or using the resources of the Company; and (B) contain provisions designed to prevent unauthorized disclosure of the Company’s confidential information. Except as set forth on Section 2.11(r) of the Company Schedule, all current and former employees, consultants and independent contractors have executed and delivered such agreements to the Company and copies of all such agreements have been provided to Parent, and, to the knowledge of the Company, no party thereto has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement to its signatories. There has been no disclosure by the Company of any Trade Secrets or confidential information of the Company without: (x) designating such information as confidential; and (y) taking whatever steps are required to ensure that such Trade Secrets or confidential information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement.

(s) Except as set forth in Section 2.11(s) of the Company Schedule, neither the execution or performance of this Agreement or the Ancillary Agreements, nor the assignment of this Agreement, or any other contracts or agreements to which the Company is a party to the Surviving Corporation by operation of law or otherwise, will result in: (i) the Surviving Corporation’s granting (or becoming obligated to license, transfer or grant) to any third party any Intellectual Property Rights or becoming obligated to deliver source code or any confidential or proprietary information to any third party; (ii) the Surviving Corporation’s being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (iii) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s rights or interest in any Intellectual Property Rights; or (iv) the Surviving Corporation’s being obligated to pay any penalties whatsoever or to pay any royalties, license fees or similar amounts to any third party in excess of those currently paid by the Company in the ordinary course of its business.

(t) Section 2.11(t) of the Company Schedule sets forth a complete and accurate list of all third parties that have contributed to any Intellectual Property Rights embodied in the Company Offerings or Company Platforms, including:

(i) current employees of the Company and each subsidiary and their positions;

(ii) former employees of the Company and each subsidiary and their positions; and

(iii) current and former consultants and independent contractors of the Company and each subsidiary,

and, in each case, a general description of all services they provided to the Company.

(u) No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company.

(v) The Company Platforms do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data in a material manner or that may result in material damage thereto.

(w) None of the Company Platforms or Company Offerings is, in whole or in part, subject to the provision of any agreement obligating the Company or any subsidiary to make source code publicly available to third parties or making any Company Platforms or Company Offerings subject to the provisions of any open source license agreement. The Company has never distributed any “open source” software, including any software that is licensed under the Artistic License, the Mozilla Public License, the GPL or LGPL. Section 2.11(w) of the Company Schedule sets forth a list of all “open source” software used by the Company. The Company’s use of all such “open source” software is in compliance with the terms of the applicable open source license agreement. Section 2.11(w) of the Company Schedule sets forth a complete and accurate list of all “freeware” and “shareware” used by the Company. The Company has all rights necessary to use such “freeware” and “shareware.”

(x) The Company has fully disclosed to Parent all technical problems or concerns associated with its Company Platforms known to or suspected by the Company that affect or may be expected to affect the performance of such Company Platforms. Except as set forth in Section 2.11(x) of the Company Schedule, the Company has taken all commercially reasonable actions to document all Company Platforms and Company Offerings, including any source code and documentation, in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

2.12 Agreements, Contracts and Commitments.

(a) Section 2.12(a) of the Company Schedule sets forth all contracts that are material to the business or operations of the Company (including its subsidiaries) (collectively, the “Material Contracts”). The Company is not required to list in Section 2.12(a) of the Company Schedule any Contract listed in Section 2.11(n) of the Company Schedule. Except as set forth in Section 2.12(a) of the Company Schedule, the Company does not have, is not a party to nor is it bound by:

(i) any fidelity or surety bond or completion bond;

(ii) any lease of real or personal property involving future payments in excess of $25,000, other than as set forth in Section 2.10(a) of the Company Schedule;

(iii) any agreement of indemnification, warranty, guaranty or suretyship or otherwise obligating the Company or any subsidiary to assume or incur any obligation or liability of a third party not listed on Section 2.11(o) of the Company Schedule;

(iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(v) any agreement, contract or commitment relating to capital expenditures or involving future payments in excess of $20,000 in any single year or in any specific circumstance;

(vi) any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise, in each case outside of the ordinary course of the Company’s business;

(vii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit other than the CapitalSource Debt, including guaranties or instruments of surety referred to in subparagraph (i) above;

(viii) any purchase order or contract for the purchase of raw materials or the provision of services involving $20,000 or more, other than purchases in the ordinary course of business;

(ix) any construction contracts;

(x) any distribution, joint marketing, licensing or joint development agreement other than sales agreements with customers of the Company entered into in the ordinary course of business on the Company’s standard form sales agreement as provided to Parent prior to the date hereof;

(xi) any consulting agreement, contract or commitment with an individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, other than sales agreements with customers of the Company entered into in the ordinary course of business on the Company’s standard form sales agreement as provided to Parent prior to the date hereof; or

(xii) any other agreement, contract or commitment that involves or could result in aggregate payments to or by the Company of $25,000 or more or is not cancelable by the Company without penalty within thirty (30) days.

(b) None of the Company or any of its subsidiaries has materially breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party or by which it or its assets or properties are or may be bound (any such agreement, contract, license or commitment, a “Contract”). Each Contract is in full force and effect and is not subject to any breach, default or violation thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. Section 2.12(b) of the Company Schedule sets forth a list of any Contract listed on Section 2.12(a), 2.11(n) or 2.10 or other material Contract that requires any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. The Company has obtained, or will use all commercially reasonable efforts to obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract (including the Material Contracts) as are required to obtain in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements in order to avoid any conflict with, any violation of, or default under (with or without notice or lapse of time, or both), or to avoid giving rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any Contract (the “Requisite Consents”).

2.13 Interested Party Transactions. Except as set forth in Section 2.13 of the Company Schedule, no officer, director or, to the knowledge of the Company, employee or stockholder of the Company or any subsidiary (nor any ancestor, sibling, descendant or spouse of any of officer or directors of the Company , or, to the knowledge of the Company, any trust, partnership or corporation in which any of such persons has a direct or indirect interest) has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or currently is in negotiations to furnish or sell, (b) any entity that purchases from or sells or furnishes any goods or services to the Company or (c) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13. The Company is not indebted to any officer, director, employee, consultant or stockholder of the Company (except for amounts due pursuant to Employee Agreements and reimbursement of business expenses in the ordinary course of business), and no such person is indebted to the Company.

2.14 Company Authorizations. Section 2.14 of the Company Schedule lists each consent, license, permit, approval, grant or other authorization issued to the Company or any subsidiary by a Governmental Entity (a) pursuant to which the Company or any subsidiary currently operates or holds any interest in any of its assets or properties or (b) which is required for the operation of the Business or the holding of any such interest (collectively, “Company Authorizations”). All such Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct the Company’s business substantially as currently conducted and currently proposed to be conducted or to hold any interest in the Company’s or any subsidiary’s assets or properties. The Company and each subsidiary has complied with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. The Company and each subsidiary has taken adequate and sufficient measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company has no knowledge of any past or current violation of any Company Authorization.

2.15 Litigation. Except as described in Section 2.15 of the Company Schedule, (i) there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending or, to the Company’s knowledge, threatened by, against or involving the Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such and (ii) no Governmental Entity or third party has at any time challenged or questioned the legal right of the Company to design, develop or use any Company Platforms, or provide any Company Offerings.

2.16 Accounts Receivable.

(a) Section 2.16(a) of the Company Schedule sets forth a list of all accounts receivable of the Company and its subsidiaries as of April 30, 3005 (“Accounts Receivable”), along with a range of days elapsed since invoice.

(b) All Accounts Receivable of Company arose in the ordinary course of business, are bona fide, carried at values determined in accordance with GAAP consistently applied and are collectible in their full amount in accordance with their payment terms, except to the extent that a reserve has been taken with respect to such Account Receivable on the Company Balance Sheet. No person has given the Company notice of any disputes regarding, and, except pursuant to the CapitalSource Debt, no person has any Lien on, any of such Accounts Receivable and agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, and no request for any deduction or discount on any Account Receivable with a value of $20,000 or more as reflected on the Company Balance Sheet has been made, nor in each case, to the Company’s knowledge, is there any reasonable basis therefor.

2.17 Minute Books. The minute books of the Company and its subsidiaries made available to Parent are the only minute books of such entities and contain minutes of all substantive decisions and matters considered at all meetings of directors (or committees thereof) and stockholders of such entities and include copies of all board and stockholder actions by written consent since inception to the date of delivery to Parent.

2.18 Environmental Matters.

(a) Hazardous Material. No underground storage tanks and no amount of Hazardous Materials are present, either as a result of the Company’s or any subsidiary’s use or occupation of any real property or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any subsidiary has at any time owned, operated, occupied or leased. For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

(b) Hazardous Materials Activities. The Company and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any applicable rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity (“Environmental Laws”).

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the Company’s and its subsidiaries’ Hazardous Material Activities and the Business. All such Environmental Permits are freely transferable and assignable to the Surviving Corporation, currently are in full force and effect and the Company has received no written notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Company or any subsidiary. The Company has no knowledge of any fact or circumstance which could involve the Company or any subsidiary in any material environmental litigation or investigation or impose upon the Company, any subsidiary or the Surviving Corporation as the successor to the Company any material environmental liability, whether for its actual activities, as a potentially responsible party or otherwise.

(e) Capital Expenditures. The Company has no knowledge of any capital expenditures that are required or recommended for it and its subsidiaries to comply with any applicable Environmental Laws.

2.19 Brokers’ and Finders’ Fees; Third Party Expenses. Except with respect to Deutche Bank Securities, Piper Jaffray and KPMG LLP, as set forth in Section 2.19 of the Company Schedule, the Company and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.

2.20 Employee Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii) “Company Employee Plan” means any written or oral plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, bonus, pension, profit-sharing, retirement, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(iii) “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(iv) “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(v) “ERISA Affiliate” means each subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii) “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii) “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who primarily perform services outside the United States;

(ix) “IRS” means the Internal Revenue Service;

(x) “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xi) “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Employee Plans and Employee Agreements.

(i) Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law, or to adopt or enter into any Company Employee Plan or Employee Agreement. Except as set forth in Section 2.20(b)(i) of the Company Schedule, all employees of the Company are employed at will.

(ii) Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. To the knowledge of the Company, no employee or consultant of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s or consultant’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The Company is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company, since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(iii) The Company has no written policies and/or employee handbooks or manuals, except those for which true and correct copies have been provided or made available to Parent.

(c) Documents. The Company has provided or made available to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Company Schedule:

(i) all documents embodying each Company Employee Plan and each Employee Agreement, and all amendments thereto and written interpretations thereof and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;

(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;

(iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;

(iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets;

(v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

(vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Company Employee Plan;

(vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or the Surviving Corporation;

(viii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan;

(ix) the most recent COBRA forms and related notices (or such forms and notices as required under comparable law); and

(x) the three (3) most recent plan years discrimination tests, if any, for each Company Employee Plan.

(d) Employee Plan Compliance.

(i) The Company and its ERISA Affiliates (A) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (B) are not in material default or violation of any Company Employee Plan and (C) have no knowledge of any default or violation by any other party to any Company Employee Plan.

(ii) Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code.

(iii) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.

(iv) For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected, or reasonably could be expected to adversely affect, such qualified status.

(v) No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan.

(vi) There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.

(vii) Except as set forth in Section 2.20(d)(vii) of the Company Schedule, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(viii) There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan.

(ix) Except as set forth in Section 2.20(d)(ix) of the Company Schedule, neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, except where failure could not reasonably be expected to result in liability to the Company.

(x) The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to:

(i) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(ii) any Multiemployer Plan;

(iii) any “multiple employer plan” as defined in ERISA or the Code; or

(iv) any “funded welfare plan” within the meaning of Section 419 of the Code.

No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical benefits or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether orally or in writing) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided life insurance, medical benefits or other employee welfare benefits upon retirement or termination of employment, except to the extent required by statute.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996 or any amendment to each such act, or any similar provisions of state law applicable to its Employees, except where such violation could not reasonably be expected to result in liability to the Company.

(h) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i) Effect of Transaction.

(i) The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits, obligation to fund benefits or other change in compensation or benefits with respect to any Employee, other than as described in Section 2.20(i)(i) of the Company Schedule.

(ii) No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events) by the Surviving Corporation, the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. The Company (i) has at all times been in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees and independent contractors; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), and the Company has not received any notice of any claim alleging that any of the foregoing is untrue. There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Since the Company’s date of incorporation, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.

(k) Labor. No work stoppage or labor strike against the Company or an ERISA Affiliate is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its employees and no collective bargaining agreement or union contract is being negotiated by the Company. Neither the Company nor any of its subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law that remains unsatisfied. Section 2.20(k) of the Company Schedule includes a list of all employees who have been terminated by the Company, and the general reason for termination, since inception.

(m) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

(n) Section 409A. No Company Employee Plan or Employee Agreement subject to Section 409A of the Code (“Section 409A” has been materially modified (as defined under Section 409A) since October 2, 2004 and all such Company Employee Plans and Employee Agreements have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

2.21 Compliance with Laws. The Company and each subsidiary has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”). In particular, the Company and each subsidiary is in material compliance with all Applicable Laws with respect to the design, development and use of the Company Platforms and the provision of the Company Offerings. The Company has not received any written communication, or to the knowledge of the Company, oral communication, during the past three years from any Governmental Entity or other person that alleges that it is not or was not in compliance with any Applicable Law, nor is the Company aware of any reasonable basis for such claim, except as set forth in Section 2.21 of the Company Schedule.

2.22 Warranties. The Company and its subsidiaries do not provide any warranties or guarantees with respect to performance in connection with any Company Offering.

2.23 Rule 506 Compliance. The Company has not taken any action which would prevent it from relying on the exemption afforded by Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the issuance of the Stock Consideration. To its knowledge, the Company does not have any stockholders who are not “accredited investors” as such term is defined in Rule 501 under the Securities Act.

2.24 Insurance. All material insurance policies of the Company and its subsidiaries are listed on Section 2.24 of the Company Schedule. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies. All premiums due and payable under all such policies have been timely paid and the Company and its subsidiaries are otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.25 Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any subsidiary, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.26 Board and Stockholder Approval. The Board of Directors of the Company (a) has unanimously approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (b) has unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company stockholders. Stockholders holding 100% of the outstanding shares of Company Capital Stock have approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) pursuant to Written Consents executed and delivered to the Company on or prior to the date hereof (true and correct copies of which have been provided to Parent). Such approval satisfies any stockholder approval required pursuant to the stockholders agreement dated as of May 18, 2004 (the “Stockholders Agreement”). None of such Stockholders has withdrawn or revoked any such Written Consent nor, to the Company’s knowledge, has any such Stockholder expressed an intent or desire to attempt to do so.

2.27 Customers and Suppliers. Except as specified in Section 2.27 of the Company Schedule, no customer which individually accounted for more than 5%, and no group or combination of customers that the Company knows are associated or related which collectively accounted for more than 7%, of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no material supplier of the Company, has canceled or otherwise terminated, or, to the knowledge of the Company, made any threat to the Company to cancel or otherwise terminate, its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of any such customer. The Company is not involved in any material dispute with, and to the knowledge of the Company is has not engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company.

2.28 Export Control Laws. The Company and each subsidiary has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including, but not limited to, the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

(a) the Company and each subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each subsidiary is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any subsidiary with respect to such export licenses or other approvals;

(d) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any subsidiary’s export transactions that may give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such consents and approvals can be obtained expeditiously without material cost.

2.29 Banks and Brokerage Accounts. Section 2.29 of the Company Schedule sets forth:

(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b) a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c) a list of each debenture, note and other evidence of indebtedness for borrowed money, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.30 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other or similar antitakeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.

2.31 Accuracy of Stockholder Consent Solicitations. In connection with soliciting and obtaining the Written Consents approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger), the Company advised such Stockholders that its Board of Directors (a) unanimously approved this Agreement, the Ancillary Agreements and the transaction contemplated hereby and thereby (including the Merger), (b) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company stockholders and (c) unanimously recommended that the stockholders execute and deliver the Written Consents approving all such matters. The Company provided to such Stockholders all information and documents regarding such matters as are required by Applicable Law and as a reasonably prudent person knowledgeable about the requirements of Delaware law for the proper approval of a transaction such as the Merger would consider necessary or appropriate to be provided to the Stockholders in soliciting their consents and approvals. In addition, all Stockholders were provided a reasonable opportunity to request additional information and documents and to ask questions and receive answers from appropriate representatives of the Company with respect to the subject matter of the Written Consents presented to the Stockholders for execution. No materials provided to the Stockholders, and no information provided or conveyed to the Stockholders, in connection with their consideration of the matters subject to the Written Consents contained any misstatements or inaccuracies of material information, nor omitted to contain any information reasonably necessary to make the information provided or conveyed not misleading in the circumstances in which such information was provided or conveyed.

2.32 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (a) maintains procedures to ensure that material information relating to the Company and its subsidiaries is made known to the management of the Company by others within those entities and (b) to the Company’s knowledge, has disclosed to the Company’s Board of Directors (i) any significant deficiencies in the operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified. Merger Sub is a newly formed entity that has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

3.2 Authority. Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which Parent and Merger Sub are parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including by the Board of Directors of each of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no further corporate action on the part of Parent or Merger Sub is necessary to authorize the consummation of the transactions contemplated hereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by the Equitable Exceptions.

3.3 No Conflicts. Except for filings, notices, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal, state securities or blue sky laws, and any filings under the HSR Act or the merger notification laws or regulations of foreign governmental entities and the filing of the Certificate of Merger as required by the DGCL, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are parties do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

(b) conflict with or result in a material violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets; or

(c) require Parent or Merger Sub to obtain any consent, approval or action of, or make any filing with or give any notice to any person.

3.4 Investment Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Parent or Merger Sub.

3.5 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since January 1, 2003 (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.6 Parent Common Stock. The Parent Common Stock, when issued and delivered to the Stockholders in exchange for the delivery of their Company Capital Stock pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable; provided, however, that the Parent Common Stock to be issued hereunder may be subject to restrictions on transfer pursuant to Rule 145(d) promulgated under the Securities Act. Parent has reserved the shares of Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed by Parent pursuant to this Agreement.

3.7 Litigation. Except as set forth in the Parent SEC Reports, there is no litigation pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that questions or challenges the validity of this Agreement or seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, except as expressly required by this Agreement or otherwise agreed to by Parent in writing, the Company agrees to use its reasonable best efforts to:

(a) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, in any event, consistent past practices and with the plans and budgets provided to Parent prior to the date hereof;

(b) to timely pay its debts and Taxes and to timely file all Tax Returns when due;

(c) to pay or perform all other obligations when due; and

(d) consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.

4.2 Negative Covenants. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company and its subsidiaries shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement:

(a) enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Section 2.7 hereof;

(b) sell, transfer, license, abandon, let lapse, disclose (except in the ordinary course of business consistent with past practice), diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to non-exclusive end user licenses in the ordinary course of business) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c) enter into or amend any Contracts pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Offerings or Company Platforms, except for sales agreements with customers entered into in the ordinary course of business consistent with past practice;

(d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or fail to comply in all material respects with, any of the Contracts set forth or described in the Company Schedule;

(e) commence or settle any litigation, action or claim, other than collection actions disclosed to Parent prior to the commencement thereof, other than a settlement that would not exceed $80,000 in cost, liability or value to the Company or any of its subsidiaries or otherwise have a detrimental effect on the business of the Company and its subsidiaries as currently conducted and as currently proposed to be conducted in the ordinary course of business consistent with past practice;

(f) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities;

(g) split, combine or reclassify any of its capital stock or other securities;

(h) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other securities of the Company;

(i) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities (including options, warrants or other rights exercisable therefor);

(j) except for the issuance of shares of Company Common Stock upon exercise or conversion of Company Options outstanding as of the date hereof and except for the cancellation of Company Options for the Option Cancellation Price as contemplated by this Agreement, (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of or (ii) purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to sell or issue any such shares or other convertible securities;

(k) cause or permit any amendments to the Certificate of Incorporation or Bylaws or other organizational or governing documents of the Company or any subsidiary;

(l) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner;

(m) acquire or agree to acquire any assets, other than in the ordinary course of the Company’s business consistent with past practice;

(n) sell, lease, license or otherwise transfer or dispose of any of its owned or controlled properties or assets, or cause or permit the termination or lapse of any leases or licenses with respect to any of its leased or licensed properties or assets, except in the ordinary course of business consistent with past practices;

(o) other than pursuant to the Capital Source Debt, incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any such indebtedness;

(p) other than pursuant to the Capital Source Debt, sell or issue any debt securities of the Company or guarantee or agree to act as a surety for any debt securities of others;

(q) grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in the Company Schedule;

(r) adopt any new severance, termination, indemnification or other policies, agreements or arrangements, the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(s) adopt or amend any Company Employee Plan or enter into any employment or consulting contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage rates, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options) of any such persons, except pursuant to Contracts outstanding on the date hereof and disclosed on the Company Schedule;

(t) waive any stock purchase rights;

(u) accelerate, amend or otherwise modify the terms of any outstanding Company Options or reprice or replace Company Options or authorize cash payments in exchange for any Company Options, except as provided in the Company Plan as of the date hereof;

(v) revalue any Company assets or properties, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

(w) pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $20,000 (in any one case) or $80,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) and payments on the CapitalSource Debt consistent with past practice;

(x) make or change any material election in respect of Taxes, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(y) enter into any strategic alliance or joint marketing arrangement or agreement (other than sales agreements with customers of the Company on the Company’s form sales agreement provided to Parent prior to the date hereof); or

(z) take, or agree to take, any of the actions described above, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing or cause the Company not to perform its covenants or obligations hereunder or under any Ancillary Agreement.

4.3 No Solicitation. Until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company will not, nor will the Company permit any of the Company’s officers, directors, agents, representatives, Stockholders, or affiliates (any of the foregoing, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, any material portion of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries (an “Acquisition”);

(b) provide information with respect to the Company or its business to any person other than Parent and its designees, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible Acquisition ;

(c) enter into any agreement or understanding with any person other than Parent and its designees, providing for any Acquisition or

(d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition by any person other than Parent and its designees.

The taking of any action described in clauses (a) through (d) above by the Company, or any Company Representative shall be deemed a material breach by the Company of this Agreement, regardless of the party who actually takes such action. The Company shall immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company, or to the knowledge of the Company, any Company Representative, receives any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of the Effective Time or the termination of this Agreement, the Company immediately shall notify Parent thereof, including information as to the identity of the offeror(s) making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information; Cooperation.

(a) General Access; Audit. The Company shall cooperate with and afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company’s properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Company as Parent reasonably may request in conducting its business, accounting and legal review and investigation of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby. In addition, the Company shall, and agrees to cause its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by this subparagraph (a), including any work papers, documents, books, record, certifications or reliance representation letters requested by the accounting firm, auditors or other persons engaged to conduct an audit of the Company’s financial books and records as of and for the three years ended December 31, 2004 (the “Audit”). The Company agrees that it shall bear all of the fees, costs and expenses incurred in connection with the Audit and that such fees shall be included in the liabilities of the Company included in calculating the Working Capital as of the Closing Date.

(b) Information Technology Access. To facilitate prompt integration of the Company’s information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Company will provide Parent and its agents, employees and representatives reasonable access, at any time during normal business hours from the date hereof through the Effective Time, to the Company’s IT inventory and the Company’s personnel responsible for such IT inventory.

5.2 Confidentiality. Each of the parties hereto hereby agrees to keep confidential all information or knowledge obtained in any investigation or activities pursuant to Section 5.1, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby (“Confidential Information”); provided, however, that the foregoing obligation shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.6 or by order of court or government agency with subpoena powers (provided, that such party shall first give the other party prior notice of such order and a reasonable opportunity to object to such compelled disclosure or take other available action to protect the confidentiality of the otherwise Confidential Information) or (f) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information.

5.3 Public Disclosure. Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or any of its directors, officers, stockholders, employees, agents, consultants, advisors or other representatives without the prior written consent of Parent. The parties acknowledge and agree that it is their mutual intent to issue a joint press release announcing the transaction and to that end will in good faith agree to mutually acceptable text for such press release. Between the date hereof and the earlier of the Termination Date or the Effective Time, to the extent that Parent issues a press release with respect to the execution of this Agreement or the transactions contemplated hereby, unless otherwise required by law, Parent shall obtain the prior approval of such release by the Company, not to be unreasonably withheld

5.4 Consents. The Company shall use all commercially reasonable efforts to obtain all requisite consents, waivers and approvals under any of the Material Contracts as may be required in connection with the Merger or any other transaction contemplated hereby or by the Ancillary Agreements and, to the extent necessary, in connection with any necessary assignments of any Material Contracts to the Surviving Corporation (including any insurance policies), in each case so as to preserve all rights of, and benefits to, the Company thereunder at all times prior to the Merger and to ensure that after the Merger the Surviving Corporation at all times retains all rights and benefits previously available to the Company prior to the Effective Time.

5.5 Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement and any other standards applicable to specific obligations or actions contemplated hereby, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other legal or other impediments or delays, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and secure to the parties hereto the benefits contemplated hereby and thereby.

(b) Promptly after the date of this Agreement, each of Parent and the Company will prepare and file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.5. Each of Parent and the Company shall, in connection with the efforts referenced in this Section 5.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any material communication received by such party from, or given by such party to, any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, or any such other governmental authority or, in connection with any proceeding by a private party, with any other person. Parent shall pay the filing fees associated with the filing of Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act.

(c) Notwithstanding anything to the contrary herein, Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent’s or the Company’s subsidiaries or affiliates of shares of capital stock or any business, assets or property, or the imposition of any limitation on the ability of any such persons to conduct their respective businesses or to own or exercise control of such assets, properties and stock either prior to or following the Merger.

5.6 Notification of Certain Matters.

(a) General Notices. The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect (not taking into account any materiality qualifiers in such representations or warranties) or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company hereunder. Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect (not taking into account any materiality qualifiers in such representations or warranties) or any failure of the Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice.

(b) Intellectual Property Notices; IP Assignments. The Company shall give Parent prompt notice if any person shall have (i) commenced, or shall have notified the Company that it intends to commence, an action or proceeding or (ii) provided the Company with notice, in either case which allege(s) that any of the Company Intellectual Property currently embodied, or proposed to be embodied, in the Company Platforms or Company Offerings or utilized in Company-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to use and exploit such Company Intellectual Property (the foregoing, an “Infringement Claim”). The Company shall reasonably cooperate with Parent in making arrangements, prior to the Closing Date, satisfactory to Parent in its sole and reasonable discretion to effect any necessary or appropriate assignments (as determined by Parent) to the Surviving Corporation of all Company Intellectual Property or other intellectual property rights owned or licensed by the Company or created by the Company’s founders, employees, consultants and independent contractors, including any Company Intellectual Property or other intellectual property rights created by the Company’s founders prior to the Company’s incorporation, and to obtain the cooperation of such persons to complete all Company Intellectual Property in the name of the Surviving Corporation at the Company’s or the Surviving Corporation’s expense (each, an “IP Assignment”). The Company shall use all commercially reasonable efforts to maintain, perfect, preserve or renew the Company Intellectual Property through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Intellectual Property, received from Governmental Entities. At the Closing, the Company will notify Parent of all actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any Company Intellectual Property (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

5.7 Other Covenants.

(a) Third Party Expenses. The Company shall cause all Third Party Expenses (as defined in Section 8.3) to be invoiced on or prior to the Closing Date and either paid or discharged in full prior to the Effective Time, included on the Third Party Expenses Schedule or included as liabilities of the Company in the Closing Date Working Capital Calculation.

(b) Updates to Capitalization. The Company shall deliver an updated copy of Section 2.2(a) of the Company Schedule at the Closing current as of the Closing Date.

(c) Copies of Board and Stockholder Actions. The Company shall promptly provide Parent copies of all minutes of any meetings, and actions by written consent, of the Board of Directors of the Company and any subsidiaries thereof (provided, that the Company may redact any competitive or pricing information contained in such minutes or written consents to the extent providing such information to Parent would violate Applicable Law), and a written record of the proceedings of any meetings or actions by written consent of the stockholders of the Company and any subsidiaries thereof, which transpire or are executed after the date hereof and prior to the Effective Time.

(d) New Stockholders. Each person who becomes a Stockholder after the date hereof will execute and deliver a Written Consent approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger).

5.8. Private Placement. The Parent Common Stock issued in the Merger shall be issued in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act in accordance with this Section 5.8. Each of the Stockholders receiving Parent Common Stock in the Merger has executed and delivered to Parent a Representation, Lockup and Release Agreement in the form attached hereto as Exhibit E.

5.9. NASDAQ Listings. Parent shall take all such actions as may be necessary to ensure that the shares of Parent Common Stock issuable in the Merger are quoted on the NASDAQ National Market as soon as reasonably practicable after the Effective Time.

5.10. Form S-8. Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to Company Options as soon as reasonably practicable after the Effective Time (but in no event more than 15 business days after the Effective Time) and will use all commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Options remain outstanding (and in any event shall use no less effort to maintain the effectiveness of such registration statement than efforts used to maintain the effectiveness of other Registration Statements on Form S-8 of Parent).

5.11. Registration Rights. At the Closing, Parent and the Escrow Stockholders shall enter into a Registration Rights Agreement in substantially the form of Exhibit G hereto (the “Registration Rights Agreement”).

5.12. Indemnification Provisions. From and after the Effective Time, the Surviving Corporation will fulfill and honor the obligations of the Company to its directors pursuant to the indemnification provisions set forth in the Company’s Certificate of Incorporation and Bylaws, as in effect on the date hereof.

5.13 Certain Tax Matters.

(a) Tax Audits and Controversies. Parent shall notify Stockholder Agent in writing of the receipt by Parent, the Company or its subsidiaries of notice of any proposed or actual adjustment or assessment with respect to Taxes that can reasonably be expected to give rise to a claim for indemnification to Parent under the provisions of Article VII (“Tax Notice”), and shall provide Stockholder Agent with all material correspondence with respect to such Tax Notice; provided, however, that failure to provide such Tax Notice or correspondence shall not limit Parent’s rights to indemnity pursuant to Article VII except to the extent that the Stockholders are materially prejudiced by such failure. Following receipt of the Tax Notice, Stockholder Agent shall have the right, at his sole cost and expense without reimbursement from the Escrow Fund, to participate in any audit, examination, claim, assessment or other proceeding pertaining solely to the Taxes at issue in such Tax Notice. The provisions of Section 7.2(j) regarding conduct and settlement of third party claims shall apply to any proposed or actual adjustments or assessments for Taxes with respect to a Tax Notice.

(b) Assistance and Cooperation. After the Closing Date, each of Stockholder Agent and Parent shall cooperate as reasonably requested (with out-of-pocket costs borne by the requesting party) in preparing for any audits or examinations of, or any disputes with Tax authorities regarding, any Tax Returns of any of the Company and its subsidiaries for any Tax period beginning prior to the Closing Date; provided, however, that Parent shall not be required to furnish any information unrelated to the Tax issue for which indemnity hereunder could be sought or any information that it considers confidential.

(c) Record Retention. Parent shall use reasonable efforts to prevent the destruction of material Tax records of the Company and its subsidiaries pertaining to Tax periods beginning prior to the Closing Date until the expiration of Parent’s right to indemnity pursuant to Article VII.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:

(a) No Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or calling into question the validity of the Written Consents shall be in effect, nor shall there be any pending proceeding brought by any Governmental Entity seeking any of the foregoing, nor any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby which makes the consummation of the Merger or any such transaction illegal;

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of the Merger or any such transaction; and

(c) Expiration of Waiting Period. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

6.2 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Effective Time , except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of such particular date or time), and each of Parent and Merger Sub shall have observed, performed and complied with, in all material respects, all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with by Parent and Merger Sub at or prior to the Effective Time.

(b) Opinion of Parent Counsel. The Company and its Stockholders shall have received the opinion of Parent’s legal counsel in the form of Exhibit I attached hereto.

(c) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by an Executive Officer of Parent to the effect that, as of the Effective Time:

(i) all representations and warranties made by Parent in this Agreement are true and correct as referenced above; and

(ii) all covenants, obligations and conditions in this Agreement to be performed, observed and complied with by Parent and Merger Sub at or before the Effective Time have been performed, observed and complied with in all material respects.

(d) Parent and Merger Sub shall have delivered to each Stockholder that is not an Escrow Stockholder a release in the form of Exhibit L hereto (the “Non-Escrow Stockholder Release”).

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent and Merger Sub and may only be waived by Parent in writing if not satisfied):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of such particular date or time), and the Company shall have observed, performed and complied with, in all material respects, all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company at or prior to the Effective Time.

(b) Claims. There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to holders of Company capital stock), which may materially and adversely affect the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements.

(c) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of execution of this Agreement.

(d) Employment Matters. Joshua R. Gray, J. Alex Hartzler, Scott Piotroski, Alex Guk and Jim Merante (the “Key Employees”) shall be employed by the Company and shall have entered into employment agreements, substantially in the form attached hereto as Exhibit J, providing for their continued employment by Parent or the Company after the Merger. None of Key Employees shall have indicated verbally or in writing to the Company or Parent that they are unwilling to continue as employees of the Company from and after the date hereof until the Effective Time and continuing as employees of Parent or the Surviving Corporation after the Effective Time in accordance with the terms and conditions of their written employment agreements.

(e) Written Consents. Stockholders holding 100% of the outstanding shares of Company Capital Stock shall have delivered properly completed and executed Written Consents with respect to such shares approving this Agreement and any Ancillary Agreements or transactions contemplated hereby or thereby requiring approval by the stockholders of the Company, and shall have executed and delivered a Representation, Lockup and Release Agreement, in the form attached hereto as Exhibit E or, in the case of Stockholders that are not Escrow Stockholders, a Representation and Release Agreement in the form attached hereto as Exhibit F. None of such Stockholders shall have sought to revoke or withdraw any consent to or approval of the Merger and shall not have retained or indicated any intent to assert appraisal rights as a dissenting stockholder with respect to the Merger.

(f) Assignment of Intellectual Property Rights. All IP Assignments listed on Schedule 6.3(f) shall have been validly and properly completed and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.

(g) Governmental and Third Party Consents. Any and all consents, waivers, and approvals required to be obtained by the Company from any Governmental Entities and all consents of third parties listed on Schedule 6.3(g) shall have been obtained.

(h) Non-Competition Agreement. Each of the Key Employees shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A. None of Key Employees shall have indicated verbally or in writing to the Company or Parent any question as to the validity of or that they are unwilling to comply with the terms of the Non Competition Agreement executed by such Key Employee.

(i) Third Party Expenses. Three business days prior to the scheduled Closing Date, the Company shall provide Parent a statement setting forth in reasonable detail a full and complete summary of all Third Party Expenses incurred by the Company (the “Third Party Expense Schedule”) certified as to its accuracy and completeness by the Company’s Chief Financial Officer.

(j) Information Statements and Form W-9. All Stockholders and the Company shall have completed and delivered information statements, Form W-9s and all other documents requested by the Escrow Agent in establishing the Escrow Account.

(k) Closing Date Working Capital Calculation. The Company shall have provided Parent a draft of the Closing Date Working Capital Calculation at least three business days prior to the Closing Date and shall have provided to Parent the actual Closing Date Working Capital Calculation prior to Closing on the Closing Date (which shall not show discrepancies of more than 5% as compared to the draft Closing Date Working Capital Calculation), in each case certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true, complete and correct.

(l) Certificate of the Company. The Company shall have provided Parent with a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time, all conditions set forth in Sections 6.3(a) through (k)have been satisfied.

(m) No Injunctions or Restraints on Conduct of Business by Parent. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or limiting or restricting Parent’s conduct or the operation of the Business (or Parent’s or the Surviving Corporation’s business following the Merger) shall be in effect, nor shall there be any pending or threatened proceeding brought by any Stockholder or any Governmental Entity seeking any of the foregoing.

(n) Opinion of Company Counsel. Parent shall have received the opinion of the Company’s legal counsel in the form of Exhibit H attached hereto.

(o) Audit. The Audit shall have been completed and delivered to Parent at least three business days before the Closing Date, and shall be in form and substance reasonably satisfactory to Parent.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations and Warranties. All representations and warranties in this Agreement or in the certificates delivered pursuant to Section 6.3(i), 6.3(k) and 6.3(l) this Agreement and any other claims that may be made pursuant to this Article VII shall survive the Merger and continue until the date that is eighteen (18) months after the Effective Time, except that claims with respect to any breach of the representations and warranties set forth in Section 2.11 shall survive until the date that is twenty-four (24) months after the Effective Time and claims with respect to any breach of the representations and warranties set forth in Section 2.2, Section 2.8, Section 2.20 or for Pre-Closing Taxes shall survive until the date that is thirty-six (36) months after the Effective Time.

7.2 Indemnity and Escrow Arrangements.

(a) Indemnification. Subject to the limitations provided for herein, each Escrow Stockholder (but not any Stockholder that is not an Escrow Stockholder) hereby agrees severally to indemnify and hold harmless Parent and its affiliates from and against any and all claims, losses, costs, expenses, liabilities, judgments, fines, awards, penalties, sanctions or other damages, including lost profits resulting from any injunction or legal challenge that results in a substantial inability of Parent to operate the Company’s business or use the Company Intellectual Property and including any settlement costs, reasonable attorneys’ fees and costs of investigation and preparation, and interest on any cash disbursements made by Parent or its affiliates in connection with any of the foregoing at a rate of 4% per annum (any and all such amounts, collectively, “Losses”) which Parent or any of its affiliates suffers or incurs or reasonably anticipates suffering or incurring by reason, directly or indirectly, of:

(i) any inaccuracy or misrepresentation in or breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein or in any Ancillary Agreement or in any document or instrument delivered pursuant hereto or thereto;

(ii) any inaccuracy in the calculation, or the actual amount, of the Working Capital as of the Closing Date or in the Third Party Expense Schedule;

(iii) any Losses resulting from any material misstatement or omission of, by or relating to the Company in any materials delivered by or with the knowledge of the Company in connection with soliciting or obtaining any Written Consents from the Stockholders;

(iv) any amounts per share required to be paid in satisfaction of appraisal rights to the extent greater than the amounts to which any dissenting Stockholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings or settlement entered into to determine or settle the amount payable to dissenting Stockholders);

(v) any Pre-Closing Taxes to the extent such Pre-Closing Taxes exceed the amount of Pre-Closing Taxes that reduced Working Capital in the Closing Date Working Capital Calculation, as finally determined; and

(vi) any Losses of Parent or the Surviving Corporation relating to any actions taken by the Stockholder Agent hereunder or pursuant hereto.

For purposes of this Article VII “Losses” also shall include a reasonable amount of legal fees and costs to be advanced to Parent in connection with demonstrating, collecting or defending against actions or claims based on any of the items specified in clauses (i) through (vi) above. Such legal costs and expenses are expressly authorized to be advanced to Parent reasonably in advance of Parent actually incurring such Losses; provided, however, that Parent shall promptly refund to the Escrow Fund any amounts so advanced to the extent that the claim is subsequently determined not to be an indemnifiable claim hereunder. Notwithstanding anything to the contrary herein, “Losses” shall not include any amounts for which Parent or its affiliates are actually reimbursed under any insurance policy of the Company and its subsidiaries for which the premium was fully paid by the Company prior to the Closing Date. For purposes of indemnification obligations hereunder and the calculation of Losses pursuant to Article VII, any inaccuracy in or breach of a representation of warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty as to the scope, accuracy or completeness thereof, it being the intention of the parties that, subject only to the provisions of Section 7.2(c), Parent and its affiliates shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.

(b) Escrow Fund. At the Effective Time, without any act of the Company or any Stockholder, Parent will deposit the Escrow Amount into an escrow account with Wells Fargo Bank, N.A. (the “Escrow Agent”), such deposit to establish and constitute the Escrow Fund. The Escrow Fund shall be governed by the terms set forth in this Section 7.2 and an escrow agreement substantially in the form attached hereto as Exhibit K (the “Escrow Agreement”). Parent shall pay one-half of the costs and expenses related to the establishment and maintenance of the Escrow Fund and the Escrow Stockholders shall pay one-half of such costs and expenses. The cash portion of the Escrow Amount shall be deposited into an interest bearing account and any interest earned thereon shall be added to the Escrow Fund and available to cover Losses of Parent and its affiliates hereunder. Any distributions on the shares of Parent Common Stock held in the Escrow Fund other than regular cash dividends shall be held by the Escrow Agent and shall be deemed attached to the shares of Parent Common Stock to which they pertain. For applicable income tax purposes, any dividends, interest or other income earned on the Escrow Fund shall be treated as income of the Escrow Stockholder on whose behalf such securities or assets giving rise to such interest or other income, as the case may be, are being held. The Escrow Stockholders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any cash or securities held in the Escrow Fund or any interest therein for so long as they are held in the Escrow Fund. Each Escrow Stockholder shall be entitled to vote the shares of Parent Common Stock held in the Escrow Fund for so long as they are held by the Escrow Agent, pro rata based on the value of the shares of Parent Common Stock deposited in the Escrow Fund on behalf of such Escrow Stockholder. For purposes of determining the value of any shares of Parent Common Stock included in the Escrow Fund, each such share shall be deemed to have a value equal to the Average Price. Any amounts distributed to Parent from the Escrow Fund pursuant to this Article VII shall be taken pro rata from the value of the amount in the Escrow Fund on account of each Escrow Stockholder (valuing any shares of Parent Common Stock at the Average Price), first from the cash included in the Escrow Fund on account of such Escrow Stockholder and second from any shares of Parent Common Stock held in the Escrow Fund on account of such Escrow Stockholder.

(c) Recourse to the Escrow Fund; Limitations.

(i) Subject to the provisions of this Article VII, Parent, on behalf of itself and its affiliates, shall be entitled to withdraw amounts from the Escrow Amount to compensate Parent and its affiliates for 31% of any Losses which Parent or any of its affiliates suffers as provided above (such 31% amount of any Loss, the “Indemnifiable Amount” of such Loss). The decision to withdraw amounts from the Escrow Fund is at Parent’s discretion, and Parent may determine to seek recovery for the Indemnifiable Amount of any Losses, in whole or in part, at any time, subject to the provisions of this Article VII. Notwithstanding this Article VII or anything to the contrary herein, nothing in this Agreement shall limit or waive the liability of the Company for any Losses or damages incurred or sustained by Parent if the Merger does not close. Following the Effective Time, the sole and exclusive remedy for any Losses incurred by Parent or its affiliates incurred as a result of any breach by the Company of a representation, warranty, covenant or agreement set forth in this Agreement shall be indemnification pursuant to this Article VII, provided, however, that the foregoing shall not be deemed a waiver by any party of any right or remedy arising by reason of any claim of fraud, intentional misrepresentation or actual concealment. Parent may not receive any amounts from the Escrow Fund unless and until Parent delivers an Officer’s Certificate (as defined in subparagraph (e) below) to the Escrow Agent as described in subparagraph (e) below.

(ii) Except in the case of (A) indemnification under Sections 7.2(a)(ii), (iv) or (v), (B) Losses arising out of or in connection with a breach of the representations in Sections 2.1, 2.2, 2.4, 2.8 and 2.19 and (C) fraud, intentional misrepresentation or actual concealment, no Escrow Stockholder shall have any obligation to indemnify Parent under Section 7.2(a) unless and until the aggregate of all Losses suffered by Parent and its affiliates hereunder exceeds $400,000 (the “Threshold”), whereupon the Escrow Stockholders shall be liable to indemnify Parent and its affiliates for the Indemnifiable Amount of all Losses incurred by Parent and its affiliates, including the amount of the Threshold.

(iii) In the event that Parent or its affiliates incur an Indemnifiable Amount of Losses recoverable pursuant to this Article VII in excess of the Escrow Amount or after the Escrow Fund has been released, the Escrow Stockholders shall indemnify and hold harmless Parent and its affiliates from and against all such Losses; provided that the aggregate Indemnifiable Amount of Losses recoverable by Parent (including amounts recovered from the Escrow Fund) shall be limited to $9,113,516 (the “Cap”). Each Escrow Stockholder’s aggregate maximum indemnification obligation shall equal such Escrow Stockholder’s pro rata portion of the amount of the Cap, determined based on the proportion that the aggregate amount of Merger Consideration payable to such Escrow Stockholder bears to the aggregate total Merger Consideration payable to all Escrow Stockholders. Notwithstanding the foregoing, the Cap shall not apply in the case of (A) indemnification under Sections 7.2(a)(v), (B) Losses arising out of or in connection with a breach of the representations in Sections 2.2, 2.4, 2.8 and 2.19 and (C) fraud, intentional misrepresentation or actual concealment.

(iv) Parent, Merger Sub and the Company acknowledge and agree that following the Effective Time, no Stockholder who is not an Escrow Stockholder shall have any have any obligations with respect to or liability for indemnifying Parent or its affiliates pursuant to this Agreement or the transactions contemplated hereby or as otherwise set forth in the Non-Escrow Stockholder Release, provided, however, that the foregoing shall not be deemed a waiver by any party of any right or remedy arising by reason of any claim of fraud.

(d) Termination and Distribution of Escrow Fund. The Escrow Fund shall terminate on the date that is eighteen months after the Effective Time; provided, however, that such portion of the Escrow Fund, which in the reasonable judgment of Parent is necessary to cover any unsatisfied, anticipated or disputed Losses specified in any Officer’s Certificate delivered to the Escrow Agent at or prior to termination of the Escrow Fund shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until all such claims have been satisfied or resolved. As soon after the scheduled expiration of the Escrow Fund as all claims for Losses have been satisfied or resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund to the Escrow Stockholders on whose behalf such Escrow Funds were deposited in accordance with their respective Proportionate Interests therein, and the proportion of cash and shares of Parent Common Stock deposited on behalf of such Escrow Stockholders.

(e) Claims. In order to make a claim for indemnification pursuant to this Article VII, Parent shall deliver to Escrow Agent (solely with respect to indemnification for the Indemnifiable Amount of Losses up to the Escrow Amount and during the Escrow Period), and the Stockholder Agent a certificate signed by any authorized officer of Parent (an “Officer’s Certificate”). Such Officer’s Certificate shall set forth in reasonable detail the facts and circumstances giving rise to the claim and the basis for indemnification, including (i) the amount of Losses paid or incurred by Parent prior to the date of the Officer’s Certificate and/or (ii) Parent’s reasonable good faith expectation or estimate of its Losses (the “Estimated Losses”) provided, however, that Parent may revise its actual or Estimated Losses at any time by providing an updated Officer’s Certificate giving of the same to the Stockholder Agent and the Escrow Agent, setting forth the revised actual or Estimated Losses and the basis for such revision. In addition, Parent may provide an updated Officer’s Certificate at the time that the amount of Estimated Losses specified in an Officer’s Certificate become actual Losses. The claims set forth in any Officer’s Certificate or any such updated Officer’s Certificate shall be deemed timely made within the applicable survival period set forth in Section 7.1 if the Officer’s Certificate first reporting the applicable actual or Estimated Losses was timely submitted to the Escrow Agent and the Stockholder Agent. With respect to Losses for which the Indemnifiable Amount is less than or equal to Escrow Amount, immediately upon receipt of such Officer’s Certificate, the Escrow Agent shall set aside an amount in the Escrow Fund equal to the aggregate Indemnifiable Amount of Losses claimed from the Escrow Fund in the Officer’s Certificate. The Escrow Agent shall not distribute any amounts to Parent (other than amounts advanced to Parent for legal costs and expenses pursuant to the subparagraph (a) above) out of the Escrow Fund for twenty days after the date of the Officer’s Certificate, unless the Stockholder Agent authorizes the Escrow Agent to make such distribution prior to such date.

(f) Objections to Claims. The Escrow Agent shall distribute to Parent from the Escrow Fund, or, once the Escrow Fund has been exhausted or released, the Escrow Stockholders shall pay, the full Indemnifiable Amount of actual Losses claimed in an Officer’s Certificate (as it may have been updated) immediately after the twenty day waiting period specified in subparagraph (e) expires (or at such earlier date as the Stockholder Agent may authorize in writing), unless prior to such time the Stockholder Agent delivers a written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to the Escrow Agent, if applicable, with a copy to Parent and its counsel. The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Stockholder Agent is not disputing. The Indemnifiable Amount of any undisputed actual Losses immediately shall be paid by the Escrow Agent or the Escrow Stockholders, as applicable. If the Stockholder Agent does not timely deliver a Notice of Dispute (or such notice of Dispute does not reasonably describe the basis of the objection), the Stockholder Agent shall be deemed to have irrevocably approved and consented to the payment of the Indemnifiable Amount of all actual Losses specified in the Officer’s Certificate. The Escrow Agent and Parent shall be entitled to rely on and act in accordance with any written or deemed (by failure to timely deliver a Notice of Dispute that reasonably describes the basis of the objection) approval and consent of the Stockholder Agent in immediately distributing the Indemnifiable Amount of any actual Losses claimed in a specific Officer’s Certificate, even if the Stockholder Agent subsequently objects to or disputes the nature or amount of Losses. At such time as the amounts in the Escrow Fund is depleted to cover Indemnifiable Amounts of Losses, all Escrow Stockholders automatically shall cease to have any claim on any portion of the Escrow Fund.

(g) Resolution of Conflicts.

(i) If the Stockholder Agent timely and properly delivers a Notice of Dispute, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights and responsibilities of the respective parties with respect to such Losses, unless the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined (in which case, Parent shall be entitled to periodically make a claim for the Indemnifiable Amount of any Losses associated with such proceeding (including an advance of legal fees and settlement costs), in addition to seeking recovery for the aggregate Indemnifiable Amount of actual Losses once determined, less any amounts previously paid during the pendency of the proceeding). If the Stockholder Agent and Parent should agree as a result of their good faith efforts as to the appropriate Indemnifiable Amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent (to the extent the Losses are to be paid from the Escrow Fund) or to the Escrow Stockholders (to the extent the Losses are to be paid by the Escrow Stockholders). The Escrow Agent shall be entitled to rely on and act in accordance with any such memorandum and promptly shall distribute to Parent the specified amounts from the Escrow Fund.

(ii) If no agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may initiate a proceeding in any court of competent jurisdiction to seek enforcement of its rights or resolution of the dispute under this Section 7.2. The Escrow Agent and Parent shall be entitled to act in accordance with any resulting court decision and make payments out of the Escrow Fund in accordance with any final judgment of a court of competent jurisdiction.

(h) Appointment of Stockholder Agent; Power of Attorney.

(i) If the Merger is approved, immediately upon the Effective Time and without further act of any Stockholder, J. Alex Hartzler shall be appointed as the agent and attorney-in-fact (such person, and any successor or replacement thereof as provided below, the “Stockholder Agent”) for each Escrow Stockholder. The Stockholder Agent shall be authorized, for and on behalf of all Escrow Stockholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, litigate or arbitrate, comply with orders of courts and awards of arbitrators with respect to any claims for Losses and to take all other actions necessary or appropriate in the judgment of the Stockholder Agent to accomplish the foregoing. The Stockholder Agent may be replaced by the holders of a majority of the Proportionate Interests of the Escrow Stockholders from time to time upon not less than ten (10) days prior written notice to Parent certifying that the Stockholder Agent has been removed by the requisite vote or consent of such holders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Stockholder Agent appointed by such holders. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive any compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Escrow Stockholders.

(ii) The Stockholder Agent has a duty to act in good faith at all times. The Escrow Stockholders, by executing and delivering the Written Consents in connection with the Merger and approving the appointment of the Stockholder Agent, agree to jointly and severally indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any Losses incurred by the Stockholder Agent (including reasonable fees and expenses of any legal counsel retained by the Stockholder Agent) arising out of or in connection with the acceptance or administration of the Stockholder Agent’s duties hereunder, unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Stockholder Agent. Subject and subordinate in every respect to the prior right of Parent to make claims for Losses, the Stockholder Agent shall have the right to recover from the Escrow Fund any fees, costs and expenses reasonably paid or incurred by the Stockholder Agent in acting as the Stockholder Agent hereunder prior to any distribution to the holders; provided, however, that the Stockholder Agent may not recover any such amounts until the eighteen-month anniversary of the Effective Time and only then to the extent that there are no claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(i) Actions of the Stockholder Agent. Any decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all Escrow Stockholders and shall be final, binding and conclusive upon each of the Escrow Stockholders. The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each and every Escrow Stockholder. The Escrow Agent, the Company (and the Surviving Corporation after the Merger) and Parent hereby are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent or for any actions taken by the Stockholder Agent.

(j) Third-Party Claims. If Parent becomes aware of any third-party claim which Parent believes may result in a claim for Losses, against the Escrow Fund or otherwise, Parent shall promptly notify the Stockholder Agent of such claim, and the Stockholder Agent shall be entitled, at his sole cost and expense without reimbursement from the Escrow Fund, to participate in any defense of such claim; provided, however, that failure to give such notice shall not relieve the Escrow Stockholders of their obligations hereunder, except to the extent they shall have been materially prejudiced by such failure. Parent shall reasonably consult with the Stockholder Agent regarding the defense of any such claim and, prior to the settlement of any such claim, shall reasonably consult with the Stockholder Agent in good faith regarding the potential settlement. Parent shall not settle any such claim or consent to entry of any judgment with respect to such third-party claim except with the consent of the Stockholder Agent, which consent shall not be unreasonably withheld, except as provided below. In the event that Parent and the Stockholder Agent are unable to agree after reasonable consultation, Parent and the Stockholder Agent shall mutually agree on one mediator not affiliated with either party to attempt to resolve such disagreement. Parent and the Stockholder Agent shall cooperate with one another in good faith in selecting a mediator and in scheduling mediation proceedings and shall act in good faith in such mediation. In the event that: (i) Parent and the Stockholder Agent are unable to agree with respect to a settlement or entry of final judgment after the mediation proceedings described above, (ii) Parent has reasonably determined that Losses which may be incurred as a result of the third party claim could exceed the Cap; (iii) the third party claim seeks an injunction or other equitable relief likely to be materially adverse to the continuing business interests of Parent and its subsidiaries, taken as a whole; (iv) settlement of, or an adverse judgment with respect to, the third party claim is, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent and its subsidiaries, taken as a whole; or (v) the third party claim is made by a person that has been employed by Parent for which the settlement amount is less than $100,000, then Parent may settle such claim or consent to entry of any judgment with respect to such third party claim without the consent of the Stockholder Agent with its own funds and not out of the Escrow Amount. Notwithstanding anything to the contrary herein, the amount of any settlement made or entry of judgment consented to by Parent without the Stockholder Agent’s consent shall not be determinative of the validity of the claim against the Escrow Fund or the Escrow Stockholders or the amount of the Loss (but the facts and evidence underlying Parent’s decision to settle or consent to the entry of judgment at such amount can be considered in the determination of the validity of such claim and the amount of the Loss). If the Stockholder Agent consents to the general economic terms of such settlement or entry of judgment or elects not to consult with Parent with respect to any such settlement, no Escrow Stockholder shall have any power or authority to object under any provision of this Article VII to the settlement or the amount of any claim for Losses by Parent against the Escrow Fund or otherwise with respect to such settlement to the extent the amount of Losses claimed are consistent with the terms of such settlement.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Company Stockholders (the date of any termination pursuant to this Section 8.1 shall be referred to as the “Termination Date”):

(a) by mutual consent of the Company and Parent.

(b) by Parent:

(i) if any Stockholder shall seek to withdraw any Written Consent or any other approval of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby requiring stockholder approval;

(ii) if the Company’s Board of Directors shall at any time fail to unanimously recommend to the Stockholders approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby requiring stockholder approval;

(iii) if Parent is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company and the Company has not cured such breach within 15 days following written notice by Parent (provided that such cure period shall not extend beyond the Final Date);

(iv) if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (A) prohibit Parent or the Surviving Corporation’s ownership or operation of all or any portion of the business, assets or properties of the Company or (B) compel Parent or the Surviving Corporation to dispose of or hold separate all or any portion of the business, assets or properties of Parent or the Company as a result of or after the Merger; or

(v) if at any time any Stockholder shall have indicated an intent to exercise, have exercised, or shall have any continued rights to exercise, appraisal, dissenters’ or similar rights under Applicable Law by virtue of the Merger.

(c) by Parent or the Company if:

(i) the Closing has not occurred by August 15, 2005 (the “Final Date”); provided, that no party may terminate this Agreement pursuant to this clause (i) if such party’s willful failure to fulfill any of its material obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date

(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would prohibit the Merger or make consummation of the Merger illegal; or

(d) by the Company if the Company is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and the Parent or Merger Sub has not cured such breach within 15 days following written notice by the Company (provided that such cure period shall not extend beyond the Final Date).

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Notwithstanding anything in this Section 8.1 to the contrary, neither Parent nor the Company may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing does not occur as a direct or indirect result of such material breach.

8.2 Effect of Termination. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company, or their respective officers, directors or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.2, 5.3, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses. Except as expressly provided otherwise herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4 Amendment. Except as otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time after the stockholders of the Company approve this Agreement pursuant to a written instrument executed by the Company, Parent, Merger Sub and, as to matters expressly involving the Stockholder Agent, the Stockholder Agent.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if in writing and signed by an authorized agent of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):

(a) if to Parent or Merger Sub, to:

ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91361
Attention: Samuel J. Paisley
Facsimile No.: (818) 575-4508

with a copy (which shall not constitute notice) to Parent’s Counsel:

Gibson Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Bradford P. Weirick, Esq.
Facsimile No.: (213) 229-6765

(b) if to the Company, to:

Web Marketing Holdings, Inc.
2201 North Front Street
Harrisburg, Pennsylvania 17110
Attention: Joshua R. Gray
Facsimile No.: (717) 346-0593

with a copy to the Company’s Counsel:

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: James A. Hutchinson, Esq.
Facsimile No.: (202) 637-5910

(c) if to the Stockholder Agent, to:

J. Alex Hartzler, Stockholder Agent
2201 North Front Street
Harrisburg, Pennsylvania 17110
Facsimile No.: (717) 346-0593

9.2 Interpretation. Unless the context clearly indicates otherwise (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4 Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter (other than the paragraphs 4 and 6 of the Letter Agreement dated May 17, 2005 executed by the Company and Parent which shall continue in accordance with the terms thereof); (b) are not intended to and shall not confer upon any other person (including those persons listed on any exhibits or schedules attached hereto or any stockholders of the Company) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Remedies; Exercise of Rights. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

9.8 Jurisdiction and Venue; Attorney’s Fees. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the State of California sitting in Los Angeles County and each party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party. In addition to any damages or other recovery to which a party may be entitled hereunder or at law or in equity (including any right to recoup Losses from the Escrow Fund), the prevailing party in any action to enforce this Agreement or to seek any right or remedy available hereunder or at law or in equity shall be entitled to reasonable attorney’s fees and costs incurred in connection with such action and any related appeals therefrom.

9.9 Specific Performance. The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.10 Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof. Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement or any Ancillary Agreement. Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

9.11. Certain Definitions. For the purposes of this Agreement the term:

(a) “business day” means any day other than a day on which the banks in the city of Los Angeles, California are closed;

(b) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(c) “knowledge” or “known” means, with respect to any matter in question, the collective knowledge of such matter of, in the case of the Company, each of Josh Gray, J. Alex Hartzler, Scott Piotroski, Alex Guk, Jim Merante and Shannon Gierasch. The Company shall also be deemed to have knowledge of matters as such persons could reasonably be expected to discover or otherwise become aware in the course of performance of his or her duties and responsibilities;

(d) “Permitted Liens” means (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises or equipment rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

(f) “Pre-Closing Taxes” shall mean (A) all Taxes for which the Company is liable that are due with respect to periods ending on or prior to the Closing Date, (B) all Taxes of the Company that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, (C) all transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, (D) all fees, costs and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date and (E) other Losses incurred with respect to amounts described in clauses (A) through (D) of this sentence. Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date. However, (1) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (2) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

(g) “subsidiary” or “subsidiaries” of the Company, Parent, the Surviving Entity or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

WEB MARKETING HOLDINGS, INC.

By:

Name:

Title:

VALUECLICK, INC.

By:

Name:

Title:

STOCKHOLDER AGENT

J. Alex Hartzler

By:

Name:

Title:

SPIDER ACQUISITION CORP.

By:

Name:

Title: